Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
MS RESORT HOLDINGS LLC,
MS RESORT ACQUISITION LLC,
MS RESORT PURCHASER LLC,
ASHFORD SAPPHIRE ACQUISITION LLC
AND
CNL HOTELS & RESORTS, INC.
DATED AS OF JANUARY 18, 2007

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)
  iii

EXHIBITS
Exhibit A: Form of Guaranty
Exhibit B: Form of Tax Opinion
Exhibit C: Form of Parent Asset Purchase Agreement
Exhibit D: Form of Arizona Asset Purchase Agreement
  iv

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of January 18, 2007 (this “Agreement”), by and among MS Resort Holdings LLC, a Delaware limited liability company (“Parent”), MS Resort Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub”), MS Resort Purchaser LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Missouri”), Ashford Sapphire Acquisition LLC, a Delaware limited liability company (“Arizona”), and CNL Hotels & Resorts, Inc., a Maryland corporation (the “Company”). Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in Section 1.1. Parent, Sub, Missouri and Arizona are hereinafter collectively referred to as the “Buyer Parties”.
W I T N E S S E T H:
     WHEREAS, the board of directors of the Company (the “Board”), has declared that it is advisable and in the best interests of the Company and the stockholders of the Company, to enter into this Agreement to provide for the Merger (as defined below) and Asset Sales (as defined below) on the terms and conditions set forth in this Agreement;
     WHEREAS, on the next day immediately following completion of the Parent Asset Sale and Arizona Asset Sale (each as hereinafter defined) the Company and Sub wish to effect a business combination through a merger of Sub with and into the Company (the “Merger”), in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or the “Shares”), other than Dissenting Shares (as defined herein) and Shares owned directly or indirectly by Parent, will be converted into the right to receive cash in an amount equal to the Per Share Merger Consideration;
     WHEREAS, the Board approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Parent Asset Sale and the Arizona Asset Sale (collectively, the “Transactions”), in accordance with the MGCL, upon the terms and subject to the conditions contained herein and resolved to recommend approval of the Merger by the stockholders of the Company;
     WHEREAS, the sole member of Parent and Parent, as the sole member of Sub and Missouri, have; (a) approved this Agreement and declared it advisable for Parent, Sub and Missouri to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement by Parent, Sub and Missouri and the consummation of the transactions contemplated hereby, including the Merger and the Parent Asset Sale, in accordance with the DLLCA, upon the terms and conditions contained herein;
     WHEREAS, the board of managers of Arizona has (a) approved this Agreement and declared it advisable for Arizona to enter into this Agreement and (b) approved the execution,

delivery and performance of this Agreement and the consummation of the Arizona Asset Sale upon the terms and conditions contained herein;
     WHEREAS, concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a joint and several guaranty (the “Guaranty”) of the obligations arising under this Agreement of the Buyer Parties in the form attached as Exhibit A to this Agreement; and
     WHEREAS, the parties intend that for federal, and applicable state and local, income tax purposes the Merger will be treated as a taxable sale of the Shares.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of Parent, Sub, Missouri, Arizona and the Company hereby agrees as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
     “Access” shall have the meaning set forth in Section 8.4.
     “Acquisition Proposal” shall have the meaning set forth in Section 7.2(d).
     “Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person.
     “Aggregate Award Amount” shall have the meaning set forth in Section 8.2.
     “Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Arizona” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Arizona Asset Purchase Agreement” shall have the meaning set forth in Section 12.2.
     “Arizona Asset Sale” shall have the meaning set forth in Section 12.2.
     “Arizona Commitment Letters” shall have the meaning set forth in Section 6.6.
     “Arizona Debt Financing” shall have the meaning set forth in Section 6.6.
     “Articles of Merger” shall have the meaning set forth in Section 2.3.

     “Asset Sale Time” means the time at which the first of the Asset Sales is consummated.
     “Asset Sales” means the Parent Asset Sale and the Arizona Asset Sale.
     “Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, deferred stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, program, agreement or arrangement as to which the Company or any of its Subsidiaries sponsors, maintains, contributes or is obligated to contribute for the benefit of any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries, including any ERISA Benefit Plan.
     “Board” shall have the meaning set forth in the first recital of this Agreement.
     “Board Recommendation” shall have the meaning set forth in Section 4.4(b).
     “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.
     “Buyer Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Certificate” shall have the meaning set forth in Section 3.1(c).
     “Change in Recommendation” shall have the meaning set forth in Section 7.2(e).
     “Closing” shall have the meaning set forth in Section 2.2.
     “Closing Date” shall have the meaning set forth in Section 2.2.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Company Bylaws” shall have the meaning set forth in Section 4.1(b).
     “Company Charter” shall have the meaning set forth in Section 4.1(b).
     “Company Common Stock” shall have the meaning set forth in the second recital of this Agreement.
     “Company Expenses” shall have the meaning set forth in Section 8.5(c).
     “Company Intellectual Property” shall have the meaning set forth in Section 4.14.
     “Company Letter” means the letter from the Company to the Buyer Parties dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Letter.

     “Company Preferred Stock” shall have the meaning set forth in Section 4.3.
     “Company Properties” means, collectively, the Leased Real Property and the Owned Real Property.
     “Company Subsidiary REIT” shall mean CNL Hotel Investors, Inc., a Maryland corporation.
     “Company SEC Documents” shall have the meaning set forth in Section 4.6(a).
     “Company Stock Plan” shall have the meaning set forth in Section 4.3.
     “Company Stockholder Approval” shall have the meaning set forth in Section 8.3(b).
     “Company Title Insurance Policies” means policies of title insurance issued and insuring, as of the effective date of each such policy, the Company’s or its applicable Subsidiary’s title to or leasehold interest in the Company Properties.
     “Confidentiality Agreement” shall have the meaning set forth in Section 8.4.
     “Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation.
     “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
     “Counterproposal” shall have the meaning set forth in Section 7.2(e).
     “Debt Financing” means the Arizona Debt Financing and the Parent Financing.
     “Deferred Share Awards” means deferred shares of Company Common Stock granted under the Company Stock Plan.
     “Delaware Certificate of Merger” shall have the meaning set forth in Section 2.3.
     “Dissenting Shares” shall have the meaning set forth in Section 3.1(d).
     “Dissenting Stockholder” shall have the meaning set forth in Section 3.1(d).
     “DLLCA” shall have the meaning set forth in the second recital of this Agreement.
     “DSOS” shall have the meaning set forth in Section 2.3.
     “Effective Time” shall have the meaning set forth in Section 2.3.

     “Environmental Laws” means all Laws relating to the protection of the environment, including the soil, subsurface strata, sediment, surface water or groundwater, or relating to the protection of human health from exposure to Hazardous Substances.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.
     “ERISA Benefit Plan” means a Benefit Plan that is also an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or that is also an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).
     “Escrowed Amount” shall have the meaning set forth in Section 8.5(e).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Exchange Fund” shall have the meaning set forth in Section 3.2(a).
     “Excess Shares” shall have the meaning set forth in Section 4.3.
     “Final Condition Satisfaction Date” shall have the meaning set forth in Section 12.1.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.
     “Governmental Entity” means any federal, state, provincial, local or foreign government, any governmental, regulatory or administrative authority, agency or commission, or any court, tribunal or other judicial body (including any political or other subdivision, department or branch of any of the foregoing).
     “Guaranty” shall have the meaning set forth in the sixth recital of this Agreement.
     “Guarantors” shall mean the guarantors under that certain Guaranty, dated as of the date hereof, the form of which is attached hereto as Exhibit A.
     “Hazardous Substances” means (i) regardless of whether subject to the jurisdiction of a Governmental Entity, those substances defined in or regulated under the following United States federal statutes and their state counterparts and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Clean Air Act; the Oil Pollution Act and the Toxic Substances Control Act, (ii) natural gas, petroleum and petroleum products, including crude oil and any fractions thereof and waste oil; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other pollutant, contaminant, substance, material, waste or condition regulated by any Governmental Entity pursuant to any Environmental Law.
     “Hotel Contracts” means all material service contracts, material maintenance contracts, and other material contracts or agreements, including material equipment leases capitalized for accounting purposes, in each case with respect to the ownership, maintenance, operation, provisioning, or equipping of the Company Properties and material guaranties relating thereto, if any.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” means (a) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (b) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments and (c) all obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of its Subsidiaries.
     “Indemnified Person” shall have the meaning set forth in Section 8.9(a).
     “Intellectual Property” means intellectual property or other proprietary rights of any kind, including (a) all patents, patent applications and patent disclosures, together with all reissuances, continuations, provisionals, continuations-in-part, divisions, revisions, extensions and reexaminations thereof (collectively, “Patents”), (b) all trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Marks”), (c) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith (collectively, “Copyrights”), (d) all trade secrets and confidential business and technical information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, “Trade Secrets”) and (e) all computer data and software (including databases and related documentation).
     “IRS” means the U.S. Internal Revenue Service.
     “Knowledge” means, (i) with respect to the Company, the actual knowledge of the Company’s chief executive officer; president and chief operating officer; executive vice president, chief financial officer and treasurer; executive vice president of portfolio management & administration; executive vice president, chief general counsel and corporate secretary; and vice president of tax; (ii) with respect to Parent, the actual knowledge of Michael Franco and Michael Quinn; and (iii) with respect to Arizona, the actual knowledge of Ashford Hospitality Trust, Inc.’s chief executive officer; president; chief operating officer; chief financial officer; general counsel; and secretary.
     “Law” means any federal, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order.
     “Lease Documents” shall have the meaning set forth in Section 4.15(b).

     “Leased Real Property” means all material real property leased or otherwise occupied (as lessee or sublessee) as of the date hereof by the Company or any Subsidiary from a third party other than the Company or any Subsidiary, including the improvements thereon.
     “Liens” means, with respect to any asset, any pledges, claims, liens, mortgages, charges, encumbrances or security interests of any kind in respect of such asset.
     “Major Space Leases” means all leases, subleases, licenses, concessions, and other similar agreements for the use or occupancy of more than 10,000 square feet of any of the Company Properties.
     “Management Agreement Documents” shall have the meaning set forth in Section 4.15(h).
     “Marketed Portfolio Purchase and Sale Agreement” means that certain Agreement of Purchase and Sale made and entered into on December 17, 2006 between W2005 New Century Hotel Portfolio, L.P. and the Sellers identified therein.
     “Marketed Portfolio Sale” means, whether effected directly or indirectly or in one transaction or a series of related transactions, any sale, transfer or other business combination involving the 32 hotel properties owned by the Company and under contract for sale on the date hereof pursuant to the Marketed Portfolio Purchase and Sale Agreement.
     “Material Adverse Effect” means, (I) with respect to the Company, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, circumstances, developments, events or effects (a “Change”), (a) that would prevent or reasonably be expected to prevent the Company from consummating any of the Transactions or (b) is materially adverse to the properties, business, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole, excluding any Change to the extent resulting from: (i) the execution or announcement of this Agreement or the performance of obligations under this Agreement, (ii) Changes affecting the United States economy or capital or financial markets generally (including Changes in interest rates) or Changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries conduct their respective business, except to the extent that such Changes have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates, (iii) general Changes in conditions in or otherwise affecting hotel real estate properties or hotel operators (including diseases and epidemics), except to the extent that such Changes have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates (it being understood that the phrase “similarly situated” shall take into account the geographical markets in which the Company operates), (iv) any Changes in applicable Law or GAAP or interpretation or application thereof, (v) earthquakes, hurricanes or other natural disasters, except to the extent that such Changes cause physical damage to a Company Property or have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates (it being understood that the phrase

“similarly situated” shall take into account the geographical markets in which the Company operates), (vi) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving or affecting the United States, its armed forces or any part thereof, except to the extent that such Changes cause physical damage to a Company Property or have a materially disproportionate effect on the Company or the Company Properties relative to other similarly situated participants in the business or industry in which the Company operates (it being understood that the phrase “similarly situated” shall take into account the geographical markets in which the Company operates) and (vii) any failure, but only in and of itself, by the Company to meet any financial projection of the Company’s revenues, earnings or other financial performance for any period (it being understood that the phrase “but only in and of itself” shall mean that any Change from such failure that could otherwise be described in clause (I)(a) or (b), above, shall constitute a Material Adverse Effect); and (II) when used with respect to any of the Buyer Parties, any change, development, circumstance, event or effect that, when considered either individually or in the aggregate together with all other changes, developments, circumstances, events or effects, would, with the passage of time or otherwise, prevent the consummation of the Transactions following the satisfaction of all other conditions precedent thereto or prevent any of the Buyer Parties from performing their respective obligations under this Agreement.
     “Material Contract” shall have the meaning set forth in Section 4.18(a).
     “Maximum Premium” shall have the meaning set forth in Section 8.9(b).
     “Merger” shall have the meaning set forth in the second recital of this Agreement.
     “MGCL” shall have the meaning set forth in the second recital of this Agreement.
     “Missouri” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Owned Real Property” means all real property owned by the Company or any Subsidiary as of the date hereof, together with all buildings, structures, other improvements and fixtures located on or under such real property and all easements, rights, and other appurtenances thereto.
     “Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Asset Purchase Agreement” shall have the meaning set forth in Section 12.1.
     “Parent Asset Sale” shall have the meaning set forth in Section 12.1.
     “Parent Commitment Letter” shall have the meaning set forth in Section 5.7.
     “Parent Debt Financing” shall have the meaning set forth in Section 5.7.
     “Parent Expenses” shall have the meaning set forth in Section 8.5(c).

     “Parent Financing” shall have the meaning set forth in Section 5.7.
     “Parent Preferred Equity Funding Letter” shall have the meaning set forth in Section 5.7.
     “Paying Agent” shall have the meaning set forth in Section 3.2(a).
     “Per Share Merger Consideration” means (i) $20.50 per Share, minus (ii) the Special Dividend Amount, divided by the number of Shares outstanding, on a fully diluted basis, on the Closing Date.
     “Permits” shall have the meaning set forth in Section 4.9.
     “Permitted Liens” means (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith, (b) any matter disclosed in the Company Title Insurance Policies, (c) Liens and obligations under the Material Contracts, Management Agreement Documents, the Third Party Franchise Agreements and Lease Documents, (d) mortgages and deeds of trust granted as security for financings listed or described in the Company Letter or Company SEC Documents, (e) inchoate mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business, (f) liens, charges, encumbrances and/or title exceptions or imperfections created by or resulting from the acts or omissions of the Buyer Parties or any of their Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees, (g) all matters that may be shown by a current, accurate survey or physical inspection of the Company Properties that do not adversely affect, in a material manner, the value or marketability of such property, (h) any applicable Laws, including building and zoning Laws, now or hereafter in effect and (i) such other easements, rights of way, restrictions, covenants, liens, encumbrances or imperfections that are not material in amount and do not materially detract from the value of or materially impair the existing use of the Company Property affected by such easement, right of way, restriction, covenant, lien, encumbrance or imperfection.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).
     “Proxy Statement” shall have the meaning set forth in Section 4.8.
     “Qualifying Income” shall have the meaning set forth in Section 8.5(e).
     “Redemption Plan” means the Company’s Amended and Restated Redemption Plan, effective as of June 16, 2004, as the same may from time to time be amended or modified.
     “Reinvestment Plan” means the Company’s Amended and Restated Reinvestment Plan, as in effect as of the date hereof.
     “REIT” shall have the meaning set forth in Section 4.10(c).

     “Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.
     “Representatives” shall have the meaning set forth in Section 7.2(a).
     “Required Vote” shall have the meaning set forth in Section 4.4(a).
     “Retained Employees” shall have the meaning set forth in Section 8.1(a).
     “SDAT” shall have the meaning set forth in Section 2.3.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Shares” shall have the meaning set forth in the second recital of this Agreement.
     “Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.
     “Special Dividend” shall have the meaning set forth in Section 12.3.
     “Special Dividend Amount” shall have the meaning set forth in Section 12.3.
     “Stockholders’ Meeting” shall have the meaning set forth in Section 8.3(b).
     “Sub” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Subsidiary” of any Person means another Person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is owned or controlled, directly or indirectly, by such first Person and/or by one or more of its Subsidiaries.
     “Superior Proposal” shall have the meaning set forth in Section 7.2(d).
     “Surviving Entity” shall have the meaning set forth in Section 2.1.
     “Tax” and “Taxes” means any federal, state, local or foreign income, property, sales, hotel room sales, restaurant sales, excise, franchise, employment, withholding, or other like assessment, together with any interest or penalty, imposed by any Governmental Entity.
     “Tax Protection Agreement” shall have the meaning set forth in Section 4.10(j).
     “Tax Sharing Agreement” shall have the meaning set forth in Section 4.10(j).

     “Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.
     “Termination Date” shall have the meaning set forth in Section 10.1(b)(i).
     “Termination Fee” shall have the meaning set forth in Section 8.5(b).
     “Third Party Franchise Agreements” shall have the meaning set forth in Section 4.15(g).
     “Transactions” shall have the meaning set forth in the third recital of this Agreement.
     “Transfer Taxes” shall have the meaning set forth in Section 8.7.
     “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.
     “Uncertificated Share” shall have the meaning set forth in Section 3.1(c).
     “WARN” shall have the meaning set forth in Section 4.17(d).
     Section 1.2 Interpretation. When a reference is made in this Agreement to an Article, Section or clause, such reference shall be to an Article, Section or clause of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollars” or “$” means United States dollars.
ARTICLE II
THE MERGER
     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DLLCA and the MGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving entity (the “Surviving Entity”) and shall succeed to and assume all the rights, privileges, franchises, powers and obligations of Sub and the Company in accordance with Subtitle 1 of Title 3 of the MGCL and Section 18-209(g) of the DLLCA. The Company shall cause the opinion described in Section 9.3(d) to be brought down and dated as of the Closing; provided, that the bringdown of such opinion shall not be a condition to the consummation of the Merger.
     Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the day following the consummation of the Asset Sales or such other date as mutually agreed to by Parent and the Company, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto (the date upon which the Closing occurs shall be referred to herein as the “Closing Date”).

     Section 2.3 Effective Time. The Merger shall become effective when Articles of Merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MGCL, are duly filed with and accepted for record by the State Department of Assessments and Taxation in the State of Maryland (the “SDAT”) and a certificate of merger (the “Delaware Certificate of Merger”) has been duly filed with the Secretary of State of Delaware (the “DSOS”) in accordance with the DLLCA, or at such later time (not to exceed 30 days from the date of the acceptance for record of the Articles of Merger) as Sub and the Company shall agree and is specified in the Articles of Merger and the Delaware Certificate of Merger. When used in this Agreement, the term “Effective Time” shall mean the later of the date and time at which the Articles of Merger are duly filed with and accepted for record by the SDAT and the Delaware Certificate of Merger has been filed with the DSOS, or such later time (not to exceed 30 days from the date of the acceptance for record of the Articles of Merger) established by the Articles of Merger and the Delaware Certificate of Merger. The filing of the Articles of Merger and the Delaware Certificate of Merger shall be made at the Closing.
     Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL, Section 18-209(g) of the DLLCA and this Agreement.
     Section 2.5 Charter and Bylaws; Officers and Directors.
     (a) The Company Charter, as in effect immediately prior to the Effective Time, shall be the charter of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.
     (b) The Company Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter changed or amended as provided by the charter or bylaws of the Surviving Entity or by applicable Law.
     (c) The managers of Parent, if any, immediately prior to the Effective Time shall be the directors of the Surviving Entity, until the earlier of their resignation or removal or until their respective successors are duly elected and qualify, as the case may be, in accordance with the Surviving Entity’s charter and bylaws.
     (d) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualify, as the case may be, in accordance with the charter and bylaws of the Surviving Entity.
     Section 2.6 Tax Treatment. The parties hereto (i) intend that for federal, and applicable state and local, income tax purposes, the Merger will be treated as a taxable purchase by Parent of all of the Company’s outstanding Shares and (ii) shall prepare and file their applicable Tax Returns based on such treatment.

ARTICLE III
EFFECT OF THE MERGER
     Section 3.1 Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Parent, Sub, the Company or the holders of shares of Company Common Stock or holders of any membership interest in Sub:
          (a) Stock of Sub. Each membership interest of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity.
          (b) Parent Owned Stock. Each Share that is owned by Parent, Sub, Missouri or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Shares. Subject to Section 3.1(d), each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be cancelled and be converted into the right to receive in cash, without interest, the Per Share Merger Consideration. As of the Effective Time, all such Shares shall be cancelled in accordance with this Section 3.1(c), and when so cancelled, shall no longer be outstanding and shall automatically cease to exist, and (x) each holder of a certificate (a “Certificate”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each such Share, without interest and (y) each holder of shares of Company Common Stock not represented by a Certificate (each an “Uncertificated Share”) shall thereafter only have the right to receive the Per Share Merger Consideration for each such Uncertificated Share, without interest.
          (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person who has filed with the Company a written objection to the Merger, has not voted in favor of or consented to the approval of the Merger (a “Dissenting Stockholder”) and has properly exercised and perfected appraisal rights under Title 3, Subtitle 2, of the MGCL (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as described in Section 3.1(c), but shall be converted into the right to receive such consideration from the Surviving Entity as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Title 3, Subtitle 2, of the MGCL. If such Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal and payment, in any case pursuant to the MGCL, such holder’s Shares shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Merger Consideration for each such Share, without interest, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals or such demands and any other instruments served pursuant to Title 3, Subtitle 2, of the MGCL and received by the Company and (ii) the opportunity to participate in all negotiations with respect to demands for appraisals under the MGCL.

     Section 3.2 Paying Agent; Exchange Procedures.
          (a) Paying Agent. Prior to the consummation of the Asset Sales, Parent shall designate a bank or trust company, that shall be reasonably satisfactory to the Company, to act as paying agent with respect to the Per Share Merger Consideration and the Special Dividend (the “Paying Agent”). At or before the Effective Time, Parent shall deposit, or cause Sub to deposit, with the Paying Agent a cash amount in immediately available funds equal to the product of (x) the Per Share Merger Consideration and (y) the number of Shares issued and outstanding immediately prior to the Effective Time (exclusive of any Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)). At or following the consummation of the Asset Sales, the Company shall deposit, or cause the escrow agent under the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement to deposit, with the Paying Agent the Special Dividend Amount. The amounts deposited pursuant to the prior two sentences shall be referred to collectively as the “Exchange Fund”. Funds made available to the Paying Agent shall be invested (if at all) by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Entity; provided, however, that such investments shall only be in obligations of or guaranteed by the United States (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1(c) shall be promptly returned to the Surviving Entity).
          (b) Exchange Procedure. As soon as practicable after the Effective Time (and in any event within four (4) Business Days thereof), the Surviving Entity or Parent shall cause the Paying Agent to mail to each holder of record of one or more Shares (other than holders of Dissenting Shares and Shares to be cancelled pursuant to Section 3.1(b)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Per Share Merger Consideration as provided in Section 3.1. Upon surrender of a Certificate (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent or, in the case of Uncertificated Shares, at or promptly following the receipt by the Paying Agent of a duly executed letter of transmittal and such other documents as may be required by the Paying Agent, the holder of such Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the amount of cash (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to (x) the number of Shares held by such stockholder multiplied by (y) the Per Share Merger Consideration, and any Certificates surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate (or affidavits of loss in lieu thereof) or in exchange for Uncertificated Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered (or affidavits of loss in lieu thereof) is registered, if such Certificate (or affidavits of loss in lieu thereof) shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate (or affidavits of loss in lieu thereof) or establish to the satisfaction of the Surviving Entity or the Paying Agent that such Tax has been paid or is not applicable. Until exchanged or surrendered as contemplated by this Section 3.2, Uncertificated Shares and Shares represented by Certificates (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange or surrender the amount of cash, without interest, into which the Shares theretofore represented shall have been converted pursuant to Section 3.1.
          (c) No Further Ownership Rights in Shares. All Per Share Merger Consideration paid upon the surrender of Certificates (or affidavits of loss in lieu thereof) or in exchange for Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, (i) holders of Certificates or Uncertificated Shares shall cease to have any rights as stockholders of the Company, (ii) the stock transfer books of the Company shall be closed and (iii) there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for nine months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any holders of Shares (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall, after such funds have been delivered to the Surviving Entity, look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) due upon surrender of their Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2(f)) or exchange of their Uncertificated Shares, without any interest thereon.
          (e) No Liability. None of the Buyer Parties, the Company or the Paying Agent or any of their respective officers, employees, stockholders, directors, agents or Affiliates shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Surviving Entity as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.
          (g) Withholding Rights. The Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to any holder of Shares such amounts as the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Entity or the Paying Agent, such withheld amounts (i) shall be remitted by the Surviving Entity or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Entity or the Paying Agent, as the case may be. The parties acknowledge that this Section 3.2(g) is not intended to, and shall not, amend the terms of any Deferred Share Award or employment agreement related thereto.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Letter (it being agreed that disclosure of any item in any section or subsection of the Company Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to the Buyer Parties as follows:
     Section 4.1 Organization; Minute Books.
          (a) The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such corporate or similar power and authority have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The Company has made available to the Buyer Parties complete and correct copies of its Articles of Amendment and Restatement, dated August 7, 2006 (the “Company Charter”), and its Amended and Restated Bylaws, dated August 30, 2006 (the “Company Bylaws”), and has made available to the Buyer Parties the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries. The charter and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceeding regarding the Company or any of its Subsidiaries has been commenced. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its charter or bylaws (or similar organizational documents), except, in each case, for such violations that would not have a Material Adverse Effect on the Company.

          (c) The Company has made available to the Buyer Parties materially correct and complete copies of the minute books of the Company of meetings of the Board and committees of the Board held since January 1, 2004, except that the Company shall not be obligated to make available those portions of any minutes of meetings of the Board or committees of the Board related to the deliberations by the Board or such committee with respect to the consideration of strategic alternatives.
     Section 4.2 Subsidiaries. A correct and complete list of all of the Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary, and the percentage, if any, of the outstanding equity of each such Subsidiary not owned, directly or indirectly, by the Company is set forth in Item 4.2 of the Company Letter. All of the outstanding shares of stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding shares of stock or equity interests and other ownership interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens. The Company does not own, directly or indirectly, any stock or other voting or equity securities or interests (or any interests convertible into or exchangeable or exercisable for any equity or similar interests) in any other Person.
     Section 4.3 Capital Structure. The authorized stock of the Company consists of 3,000,000,000 shares of Company Common Stock, 75,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”), and 600,000,000 excess shares, $0.01 par value per share (the “Excess Shares”). At the close of business on January 17, 2007, (a) 156,968,775.0187 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (b) 2,872,743 shares of Company Common Stock were reserved for issuance pursuant to Deferred Share Awards granted under the Company’s 2004 Omnibus Long-Term Incentive Plan (the “Company Stock Plan”), (c) no shares of Company Preferred Stock were issued and outstanding, and (d) no Excess Shares were issued and outstanding. As of the date of this Agreement, except as set forth above, no shares of stock of the Company or options, warrants, convertible or exchangeable securities or other rights to purchase stock of the Company are issued, reserved for issuance or outstanding. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company’s stockholders may vote. As of the date of this Agreement, except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of stock or other voting or equity securities or interests of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking relating to the voting of stock or equity securities or interests of the Company or any of its Subsidiaries. As of the date of this Agreement, other than pursuant to this Agreement, there are no outstanding contractual obligations or rights of the Company or any of its Subsidiaries to register or repurchase, redeem or otherwise acquire, vote, dispose of or otherwise transfer or register pursuant to any securities Laws any shares of stock or equity interests of the Company or any of its Subsidiaries. There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock and, to the Knowledge of the Company, as of the date of this Agreement, there are no third party agreements or understandings with respect to the voting of any shares of Company Common Stock.
     Section 4.4 Authority. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval by the Company’s stockholders of the Merger, to consummate the transactions contemplated hereby, including the Asset Sales. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, including the Asset Sales, have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the other transactions contemplated hereby, by the holders of a majority of the outstanding Shares entitled to vote thereon (the “Required Vote”). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by the Buyer Parties) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
          (b) The Board, at a meeting duly called and held has unanimously (i) approved and declared advisable and in the best interests of the Company and its stockholders this Agreement, the Merger, the Parent Asset Purchase Agreement, the Arizona Asset Purchase Agreement and the Asset Sales and (ii) resolved to recommend approval by the stockholders of the Company of the Merger and the transactions contemplated by the Merger Agreement, which resolutions, subject to Section 7.2, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Board Recommendation”). Approval of the Merger and the other transactions contemplated hereby, by the stockholders of the Company by the Required Vote is the only vote of the holders of any class or series of stock of the Company required to approve the Merger and the transactions contemplated hereby.
     Section 4.5 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, Exchange Act, the HSR Act, the MGCL, the DLLCA, state securities Laws and other applicable competition Law clearances, if any, and (b) as may be required in connection with the Taxes described in Section 8.7, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Company Charter or Company Bylaws or of the similar organizational documents of any of the Significant Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under or give rise to a right of purchase, first offer or forced sale under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, (v) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except for Permitted Liens or (vi) require the Company or any of its Subsidiaries to make any payment to any third Person, except in the case of clause (ii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or, in the case of clauses (iii), (iv), (v) or (vi), for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations, Liens or payments that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.6 SEC Documents and Other Reports. (a) The Company has filed with the SEC all forms, reports, statements, schedules, certifications, exhibits thereto and other documents required to be filed by it since December 31, 2004 under the Securities Act or the Exchange Act (collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (including any documents or information incorporated by reference therein) complied, and all documents filed by the Company with the SEC under the Securities Act or the Exchange Act between the date of this Agreement and the date of Closing will comply, in each case subject to the accuracy of the representations and warranties set forth in Sections 5.4 and 6.4, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed. At the time filed with the SEC, none of the Company SEC Documents (including any documents or information incorporated by reference therein) contained, or, in the case of documents filed on or after the date hereof will contain, in each case subject to the accuracy of the representations and warranties set forth in Sections 5.4 and 6.4, any untrue statement of a material fact or omitted, or, in the case of documents filed on or after the date hereof will omit, in each case subject to the accuracy of the representations and warranties set forth in Sections 5.4 and 6.4, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
          (b) The Company has made available to the Buyer Parties correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2004 and prior to the date hereof and will, promptly following the receipt thereof, make available to the Buyer Parties any such material correspondence sent or received after the date hereof. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
          (c) Neither the Company nor any of the Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2006, including the notes thereto, (ii) as incurred since September 30, 2006 in the ordinary course of business consistent with past practice, (iii) as incurred or to be incurred by the Company or any Subsidiary pursuant to, in connection with, or as a result of, the Merger and the other transactions contemplated by this Agreement, or (iv) as would not, or would not reasonably be expected to, have a Material Adverse Effect on the Company.
          (d) The Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including the consolidated Subsidiaries of the Company, is made known to the management of the Company, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud whether or not material, that involves management or other employees who have a significant role in the Company’s or any of Subsidiary of the Company’s internal controls over financial reporting.
          (e) The Company has not identified, based on its most recent evaluation, any material weaknesses in the design or operation of internal controls over financial reporting.
     Section 4.7 Absence of Material Adverse Effect. Since September 30, 2006 and prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, and, other than in connection with the Marketed Portfolio Sale, there has not been (a) any effect, event, development, change or circumstance that, individually or in the aggregate, with all other effects, events, developments and changes, has resulted in a Material Adverse Effect on the Company, (b) except for regular quarterly distributions to the Company’s stockholders with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution with respect to its stock or equity interests or, except for regular redemptions of Shares pursuant to the Redemption Plan, any redemption, purchase or other acquisition of any of its stock or equity interests, (c) any change in accounting methods, principles or practices used by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (d) any material damage, destruction or loss not covered by insurance to the Owned Real Property, (e) any material amendment of any term of any material outstanding debt or equity security of the Company or any of its Subsidiaries other than in the ordinary course of business, (f) any material amendment of any material employment, consulting, severance, incentive stock, stock option, deferred compensation, bonus, retirement, retention or any other agreement, or the adoption of any material new such agreement, between (i) the Company or any Company Subsidiary, on the one hand and (ii) any officer, trustee or director of the Company or any Company Subsidiary, on the other hand, earning more than $200,000 per year, other than as required by any contract, agreement or Benefit Plan, (g) any incurrence of indebtedness for borrowed money or guarantee for such indebtedness, in each case by the Company or any Subsidiary of the Company in excess of $1,000,000, other than (i) to meet the current cash needs of the Company and any Subsidiary of the Company not exceeding the amount contemplated by the Company’s capital budget for such period, a copy of which has been previously provided to the Buyer Parties and (ii) for projects currently under construction in amounts disclosed in the Company’s capital budget for such period, or (h) any agreement by the Company or any of its Subsidiaries involving any of the foregoing since September 30, 2006 and prior to the date hereof, except as disclosed on Item 4.7 of the Company Letter.
     Section 4.8 Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries or representatives specifically for inclusion or incorporation by reference in the proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto and including any related filings required pursuant to the Exchange Act, the “Proxy Statement”) will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by any Buyer Party or any of their respective representatives specifically for inclusion or incorporation by reference therein.
     Section 4.9 Compliance with Laws. The businesses and assets of the Company and its Subsidiaries are not and, since December 31, 2005, have not been, conducted or held in violation of any Law of any Governmental Entity, except for any violations that have not had a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all federal, state, local and provincial governmental licenses, authorizations, consents, permits and approvals (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and no violation or default has occurred under any such Permit, except for the absence of Permits and for violations or defaults under Permits that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.10 Tax Matters.
          (a) The Company and each of its Subsidiaries has timely filed or caused to be filed (after taking into account all applicable extensions) all material Tax Returns required to be filed by them, except where the failure to timely file would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Tax Returns are true, correct and complete in all material respects.
          (b) Each of the Company and its Subsidiaries has paid or caused to be paid all material Taxes required to be paid (whether or not shown on any Tax return).
          (c) The Company and the Company Subsidiary REIT (i) for all taxable years commencing in the year in which the Company or the Company Subsidiary REIT, as applicable, first made an election to be subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”), through the most recent December 31, has qualified and been subject to taxation as a REIT and (ii) has operated, and intends to continue to operate until the Effective Time, in such a manner as would permit it to continue to qualify as a REIT, from the most recent December 31 and through the Effective Time, without, however, taking into account the effect on the Company or the Company Subsidiary REIT, as applicable, of any of the Transactions required to be entered into, or distributions required to be made, by the Company or the Company Subsidiary REIT under this Agreement, and without any express or implied representation being made that the Company or the Company Subsidiary REIT will have satisfied as of the Effective Time any requirement to make dividend distributions as a REIT with respect to 2007 that would have existed if the Company’s and the Company Subsidiary REIT’s 2007 taxable years were to have closed at the Effective Time. The Company has no Subsidiary classified as a REIT for federal income tax purposes other than the Company Subsidiary REIT. To the Company’s Knowledge, no challenge to the Company’s or the Company Subsidiary REIT’s status as a REIT is pending or threatened in writing. Each Subsidiary of the Company and each Subsidiary of the Company Subsidiary REIT that is a partnership, joint venture, or limited liability company and that has not elected for federal income tax purposes to be a corporation or a “taxable REIT subsidiary” within the meaning of Section 856 of the Code is treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Subsidiary of the Company or the Company Subsidiary REIT that is a corporation for federal income tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code, a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Neither the Company, the Company Subsidiary REIT nor any of their Subsidiaries holds any assets the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury Regulations Section 1.337(d)-5 or Section 1.337(d)-6 or (B) the application of Treasury Regulations Section 1.337(d)-7.
          (d) No written requests for waivers of the time to assess any material Taxes of the Company or its Subsidiaries are pending.
          (e) There are no material pending or threatened audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has been notified in writing. To the Knowledge of the Company, there are no pending or threatening audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries.
          (f) All Taxes which the Company or any of its Subsidiaries are required by Law to withhold or to collect for payment have been withheld and collected except as would not reasonably be expected to have a Material Adverse Effect on the Company.
          (g) Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement, understanding or plan that has resulted, or would result in connection with the transactions contemplated by this Agreement or any change in control, in the payment of any amount that would, by operation of Section 280G of the Code, not be deductible by the entity making such payment.

          (h) Neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.
          (i) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
          (j) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement or Tax Protection Agreement, other than any agreement or arrangement solely between the Company and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing. For purposes of this Section 4.10(j), a “Tax Sharing Agreement” means any written agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any of its Subsidiaries. For purposes of this Section 4.10(j), a “Tax Protection Agreement” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which, in connection with the deferral of income Taxes of a third party partner in any Subsidiary of the Company that is classified as a partnership for federal income Tax purposes, the Company nor any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.
          (k) Neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary” or a subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code.
          (l) To the Knowledge of the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.
          (m) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
          (n) Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” described in Treasury Regulations Section 1.6011-4(b).
          (o) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
          (p) Neither the Company nor any of its Subsidiaries has recognized taxable gain or loss from the disposition of any property transferred or received in an exchange that was reported as a “like kind exchange” under Section 1031 of the Code.

          (q) As of the date hereof, neither the Company nor the Company Subsidiary REIT has any earnings and profits attributable to any non-REIT year of the Company or the Company Subsidiary REIT, as applicable, or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.
          (r) The dividends paid deduction of the Company and the Company Subsidiary REIT for each taxable year of each such entity ending with the taxable year ended December 31, 2006, will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company or the Company Subsidiary REIT, as applicable, but computed with the modifications described in the next sentence, and (ii) the net capital gain of the Company or the Company Subsidiary REIT, as applicable, for such taxable year; provided, however, that such dividends paid deduction of the Company for the taxable year ended December 31, 2006 takes into account any Section 858 dividend made by the Company prior to the Closing Date. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).
          (s) The Special Dividend Amount will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company’s current taxable year, computed with the modifications described in the next sentence and, and (ii) the net capital gain of the Company for such taxable year, assuming for purposes of clauses (i) and (ii) that the current taxable year of the Company will end on the date of the Closing. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).
          (t) The net proceeds received by the Company Subsidiary REIT from the Asset Sales will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company Subsidiary REIT’s current taxable year, computed with the modifications described in the next sentence and, and (ii) the net capital gain of the Company Subsidiary REIT for such taxable year, assuming for purposes of clauses (i) and (ii) that the current taxable year of the Company will end on the date of the Closing. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).
          (u) As of the Effective Time, the net operating loss for federal income tax purposes carried over to the Company in its acquisition of KSL Recreation Corp. in April 2004 that remained unused, based on the Company’s information and belief, was not less than $125 million, with the use of such net operating losses in 2007 and thereafter being subject to the limitations of Section 382 of the Code.
     Section 4.11 Benefit Plans. (a) With respect to each Benefit Plan, the Company has made available to the Buyer Parties a true and correct copy of (i) each such Benefit Plan that has been reduced to writing and all amendments thereto and a summary of any unwritten Benefit Plan; (ii) each trust, insurance or administrative agreement or insurance policy or other funding medium relating to each such Benefit Plan; (iii) the most recent written explanation of each Benefit Plan provided to participants, and, if applicable, the most recent summary plan description provided to participants; (iv) if applicable, the three most recent annual reports (Form 5500) filed with the IRS, including all schedules and accountants’ opinions; (v) the most recent determination letter and/or application thereof, if any, issued by the IRS with respect to any Benefit Plan intended to be qualified under Section 401(a) of the Code, and (vi) all correspondence to and from any state or federal agency within the last six years with respect to any Benefit Plan. Except as required or deemed advisable by Law, neither the Company nor any of its Subsidiaries has adopted or amended in any material respect any Benefit Plan since September 30, 2006 and copies of any such amendments or Benefit Plans have been provided to Parent.
          (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Benefit Plan has been maintained in compliance with its terms and, both as to form and in operation, with the requirements of applicable Law and (ii) all employer or employee contributions, premiums and expenses to or in respect of each Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP. Each asset held under any such Benefit Plan (other than assets held in the Company’s 401(k) plan for the benefit of the participants) may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. There is no Person (other than the Company or any of its Subsidiaries) that together with the Company or any of its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the six-year period preceding the date hereof maintained, contributed to or incurred any liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.
          (c) As of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened disputes, arbitrations, claims, suits, grievances, governmental proceedings or, to the Knowledge of the Company, investigations involving a Benefit Plan (other than routine claims for benefits payable under any such Benefit Plan) that would reasonably be expected to have a Material Adverse Effect on the Company.
          (d) All Benefit Plans that are intended by their terms to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has no Knowledge of any reason why any such Benefit Plan is not so qualified in operation. Except as set forth on Item 4.11 of the Company Letter, neither the Company nor any of its Subsidiaries has any liability or obligation under any welfare plan or agreement to provide benefits after termination of employment or service to any employee, director, consultant or dependent other than as required by Section 4980B of the Code. Each Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals and no employee communications or provision of any relevant document has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Benefit Plan.
          (e) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will or may (either alone or in connection with the occurrence of any additional or subsequent events) (i) result in the acceleration or creation of any rights of any Person to compensation or benefits under any Benefit Plan or other compensatory arrangement, loan forgiveness or result in an obligation to fund benefits with respect to any Benefit Plan or other compensatory arrangement; or (ii) constitute an event under any Benefit Plan or other arrangement that will or may result in any payment of deferred compensation subject to Section 409A of the Code.
          (f) The Company has made available to the Buyer Parties (or as described in Item 4.11(f) of the Company Letter) all of the employment agreements, bonus agreements, severance agreements, severance plans and similar obligations that include amounts that are payable as a result of consummation transactions contemplated hereby. Item 4.11(f) of the Company Letter sets forth a good faith estimate of the amounts that will become payable to employees of the Company under the terms of any employment agreements, bonus agreements, severance agreements, severance plans and similar obligations as a result of the consummation of the transactions contemplated by this Agreement.
     Section 4.12 Litigation. As of the date hereof, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Company or that seeks to materially delay or prevent the consummation of the transactions contemplated hereby. Except as set forth in Item 4.12 of the Company Letter, none of the Company or any of its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not have a Material Adverse Effect on the Company.
     Section 4.13 State Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Parent Asset Purchase Agreement, the Arizona Asset Purchase Agreement and the Merger from, and this Agreement, the Parent Asset Purchase Agreement, the Arizona Asset Purchase Agreement and the Merger are exempt from, the requirements of any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States, including the Maryland Business Combination Act and the Maryland Control Share Acquisition Act, or any takeover provision in the Company Charter or Company Bylaws.
     Section 4.14 Intellectual Property. Item 4.14 of the Company Letter contains a complete and accurate list of all registered Marks and material unregistered Marks and issued Patents and pending applications for Patents or pending registrations for Marks, in each case owned or purported to be owned by the Company and/or used in the conduct of the business of the Company. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, in each case free and clear of all Liens, except for Permitted Liens, all Intellectual Property purported to be owned by the Company and/or used in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for such Intellectual Property where the failure to so own, be validly licensed or have the right to use would not reasonably be expected to have a Material Adverse Effect on the Company (the “Company Intellectual Property”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all registrations and applications filed by the Company or its Subsidiaries with respect to Intellectual Property owned or purported to be owned by the Company or any Subsidiary have been duly maintained (including payment of maintenance fees) and are valid, enforceable, subsisting and unexpired. No claims are pending or, to the Knowledge of the Company, threatened, (a) challenging the ownership, enforceability, validity, or use by the Company or any Subsidiary of any Company Intellectual Property, or (b) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing or otherwise adversely affecting the rights of any Person with regard to any Company Intellectual Property, other than claims that would not reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe (or has since December 31, 2004 violated, misappropriated or infringed) the Intellectual Property of any other Person, other than the rights of any other Person under any Patent, and to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe (or has since December 31, 2004 violated, misappropriated or infringed) the Intellectual Property of any other Person under any Patent. To the Knowledge of the Company, no other Person is violating, misappropriating or infringing any of the Company Intellectual Property. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of any Trade Secrets owned by the Company that are used in and material to the conduct of the business of the Company.
     Section 4.15 Properties.
          (a) Item 4.15(a) of the Company Letter sets forth a correct and complete list of all the Owned Real Property owned or held by the Company and its Subsidiaries as of the date of this Agreement.
          (b) Item 4.15(b) of the Company Letter sets forth a correct and complete list as of the date of this Agreement of (i) all the Leased Real Property and (ii) each ground lease with a third party pursuant to which the Company or any of its Subsidiaries is a lessee and, in each case, the Subsidiary of the Company holding the leasehold interest, the date of the lease and each material amendment or guaranty or other material agreement relating thereto (the leases referred to in clauses (i) and (ii), collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. Each of the Lease Documents is valid, binding and in full force and effect, in all material respects, as against the Company or its applicable Subsidiary and, to the Company’s Knowledge, as against the other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, other party is in material breach or violation of, or material default (in each case, with or without notice or lapse of time or both) under, any of the Lease Documents and none of the Company or any of its Subsidiaries has received or given any written notice of material default under any such agreement which remains uncured.
          (c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or one of its Subsidiaries has good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property, free and clear of all Liens, except for Permitted Liens and (ii) there are no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings or actions affecting any portion of the Company Properties, and, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Properties.
          (d) Company Title Insurance Policies have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple or leasehold title to the Company Properties, subject only to Permitted Liens, and to the Company’s Knowledge, such policies are, at the date hereof, valid and in full force and effect and no written claim has been made against any such policy. A true, accurate, and complete copy of each Company Title Insurance Policy has been made available to the Buyer Parties.
          (e) Since January 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) any rezoning proceedings adversely affecting the current use as a hotel of any of the Company Properties are pending or, to the Knowledge of the Company, threatened with respect to any of the Company Properties, or (ii) any laws including any zoning regulation or ordinance, building or similar Law have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties, that, in the case of clauses (i) and (ii) above, would reasonably be expected to have a Material Adverse Effect on the Company.
          (f) Except as set forth on Item 4.15(f) of the Company Letter, there are no unexpired option agreements or rights of first refusal with respect to the purchase of any real property that is owned or held by the Company or any of its Subsidiaries.
          (g) Item 4.15(g) of the Company Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any Company Property and sets forth the Company or any of its Subsidiary party to such agreement, the date of such agreement and each material amendment, guaranty or other material agreement binding on the Company or any of its Subsidiary and relating thereto (collectively, “Third Party Franchise Agreements”). True, correct and complete copies of each Third Party Franchise Agreement, including so-called property improvement plans required to be completed by the franchisor or any property improvement plans proposed by the franchisor, have been made available to the Buyer Parties. Each Third Party Franchise Agreement is valid, binding and in full force and effect, in all material respects, as against the Company or any of its applicable Subsidiaries, and, to the Knowledge of the Company, as against the other party thereto. Neither the Company nor any of its Subsidiaries is liable for any termination, cancellation or other similar fees or any liquidated damages under any franchise, license or similar agreements providing the right to utilize a brand name or other rights of a hotel chain or system in connection with or relating to any hotel previously owned or leased by the Company or any of its Subsidiaries.
          (h) Item 4.15(h) of the Company Letter lists each management agreement pursuant to which any third party manages or operates any Company Property or material portion thereof on behalf of the Company or any of its Subsidiaries, and identifies the property that is subject to such management agreement, the Company or its Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other material agreement binding on the Company or any of its Subsidiaries and relating thereto (collectively, the “Management Agreement Documents”). True, correct and complete copies of all Management Agreement Documents have been made available to Parent. Each of the Management Agreement Documents is valid, binding and in full force and effect, in all material respects, as against the Company or its applicable Subsidiary and, to the Company’s Knowledge, as against the other party thereto.
          (i) There are no structural defects or adverse physical conditions affecting any Company Property or the improvements thereon and all building systems are in good working condition, except as would not have a Material Adverse Effect on the Company.
          (j) Item 4.15(j) of the Company Letter sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $2,000,000 or more. The Company and each of its Subsidiaries have good and sufficient title, in all material respects, to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens.
          (k) A true, accurate and complete copy of all material equipment and personal property leases, Major Space Leases, and Hotel Contracts entered into by the Company and each of its Subsidiaries has been made available to the Buyer Parties.
     Section 4.16 Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect on the Company:
          (a) Each of the Company and its Subsidiaries is, and at all times during the Company’s and each of its Subsidiaries’ ownership and operation of the Company Properties has been, in compliance with applicable Environmental Laws except for any noncompliance which has been remedied;
          (b) Each of the Company and its Subsidiaries has obtained and currently possesses and maintains in good standing, and has been and is in compliance with the terms and subject to the conditions thereof, all Permits required by Environmental Laws in connection with their ownership or operation of the Company Properties or the development by the Company or its Subsidiaries of the Company Properties; provided, that with respect to any permit required to be obtained by any lessee of a Company Property or any Person other than the Company or its Subsidiaries with respect to the conduct of business on the Company Properties, the representation contained in this subsection (b) is limited to the Knowledge of the Company;
          (c) There are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any of the Company Properties, that would reasonably be expected to adversely affect any ongoing development or currently planned development;
          (d) All asbestos or asbestos-containing materials and lead-based paint at any Company Property have been and are managed in accordance with Environmental Laws pursuant to an operations and maintenance program;

          (e) Neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (or any other Environmental Law) that has not been resolved without further liability to the Company, and to the Knowledge of the Company, there is no basis for any such notice or claim;
          (f) Neither the Company nor any of its Subsidiaries has released, stored, treated or disposed or transported, and to the Knowledge of the Company, no other Person has released, stored, treated or disposed or transported, Hazardous Substances on or from any of the Company Properties in a manner that would reasonably be expected to result in liability under Environmental Laws;
          (g) Neither the Company nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.
          (h) No Liens have been imposed or are in effect on any of the Company Properties pursuant to any Environmental Law;
          (i) Underground storage tanks on any Company Property are in compliance with applicable Environmental Laws; and
          (j) The Company has made available to the Buyer Parties true and complete copies of all environmental reports, investigations, assessments audits, Permits and material correspondence relating to compliance under or liability pursuant to Environmental Laws in the possession or within the control of the Company or any of its Subsidiaries.
     Section 4.17 Employment and Labor Matters.
          (a) (i) No employees of the Company or any of its Subsidiaries are represented by any labor organization and neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement; (ii) no labor organization or group of employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third party manager of the Company Properties has made a written demand for recognition or certification; (iii) to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority concerning any employee of the Company or any of its Subsidiaries; (iv) to the Knowledge of the Company, there are no organizing activities involving the employees of the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries, and (v) there is no actual or threatened work stoppage strike or other labor disturbance involving employees of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any third party manager of the Company Properties.
          (b) There are no unfair labor practice charges, grievances or complaints filed or, to the Company’s Knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries that have not been settled or remedied that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
          (c) There are no complaints, charges or claims against the Company or any of its Subsidiaries filed or, to the Knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, any of its Subsidiaries or third party manager of the Company Properties that have not been settled or remedied that would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
          (d) With respect to employees of the Company and its Subsidiaries, the Company and each of its Subsidiaries are in compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act (as amended, “WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company; and there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its Subsidiaries within the last six (6) months. To the Knowledge of the Company, with respect to the employees of any third party manager of any Company Property, any such third party manager is in material compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company; and, to the Knowledge of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN with respect to any third party manager of any Company Property within the last six (6) months except as would not reasonably be expected to have a Material Adverse Effect on the Company.
     Section 4.18 Material Contracts.
          (a) Except as filed as exhibits to the Company SEC Documents prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any contract that, as of the date hereof:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) calls for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $12,000,000 over the remaining term of such contract;
(iii) calls for annual aggregate payments by the Company or any of its Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;
(iv) contains any non-compete or exclusivity provisions binding on the Company or any of its Subsidiaries with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries, or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiary may conduct business;
(v) creates any (x) material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party or (y) management, operating, franchise, license or other similar agreement entered into with any third party;
(vi) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange any real property of the Company or any of its Subsidiaries;
(vii) is a contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents for the Company or its Subsidiaries);
(viii) is a material loan agreement, guaranty, letter of credit, indenture, note, bond, debenture, mortgage or any other agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, or for the benefit of, the Company or any Subsidiary or any guaranty thereof; or
(ix) is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries is a party.
     Each contract of the type described in this Section 4.18(a), whether or not set forth in Item 4.18 of the Company Letter, is referred to herein as a “Material Contract.”
          (b) Each Material Contract is valid and binding, in all material respects, on the Company and/or each of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto.

          (c) Neither the Company nor any of its Subsidiaries is in default under any Material Contract and no event or circumstance, with or without notice or the passage of time, has occurred pursuant to any Material Contract which would result in a default or acceleration of payment, or forfeiture of any rights, except as would not (i) prevent or materially delay the consummation of the Merger, the Parent Asset Purchase or the Arizona Asset Purchase and the other transactions contemplated by this Agreement or (ii) result in a Material Adverse Effect on the Company. To the Knowledge of the Company, no counterparty of the Company or any of its Subsidiaries, as applicable, under any Material Contract has failed to perform its material obligations thereunder when required to be so performed and each is current in its material obligations to the Company or its Subsidiaries, as applicable, thereunder.
          (d) Prior to the date hereof, the Company has made available true, correct and complete copies of all agreements described in Section 4.18(a).
     Section 4.19 Insurance Policies. Item 4.19 of the Company Letter sets forth as of the date hereof, a correct and complete list of the insurance policies, other than the Company Title Insurance Policies, held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices and commercially available or as is required by Law, and all premiums due and payable thereon have been paid and (b) neither the Company nor any Subsidiary is in material breach or default of any of the insurance policies, and neither the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies currently in effect. The Company has not received any notice of termination or cancellation or denial of coverage with respect to any material insurance policy currently in effect. Except as set forth in Item 4.19 of the Company Letter, such policies will not terminate by their terms as a result of the consummation of the transactions contemplated by this Agreement.
     Section 4.20 Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any officer, director or Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.
     Section 4.21 Opinion of the Company’s Financial Advisors. The Board has received an opinion from each of Banc of America Securities LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. to the effect that, as of the date of such opinions, the $20.50 per share cash consideration to be received by holders of the Company Common Stock (other than the Buyer Parties and their respective Affiliates) is fair, from a financial point of view, to such holders. The Company shall deliver an executed copy of such opinions to Parent solely for informational purposes promptly following the Company’s receipt thereof.

     Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than Banc of America Securities LLC, UBS Securities LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (or Hodges Ward Elliot in connection with the Marketed Portfolio Sale), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company promptly will make available to the Buyer Parties a correct and complete copy of all agreements between the Company and each of Banc of America Securities LLC, UBS Securities LLC, and Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, SUB AND MISSOURI
     Each of Parent, Sub and Missouri, jointly and severally, hereby represents and warrants to the Company as follows:
     Section 5.1 Organization. Each of Parent, Sub and Missouri is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted.
     Section 5.2 Authority. Each of Parent, Sub and Missouri has the requisite power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the Parent Asset Sale. The execution, delivery and performance of this Agreement by Parent, Sub and Missouri and the consummation by each of Parent, Sub and Missouri of the Merger and of the other transactions contemplated hereby, including the Parent Asset Sale, have been duly authorized by all necessary action on the part of each of Parent, Sub and Missouri. This Agreement has been duly executed and delivered by each of Parent, Sub and Missouri and (assuming the valid authorization, execution and delivery of this Agreement by the Company and Arizona) constitutes the legal, valid and binding obligation of each of Parent, Sub and Missouri enforceable against each of them in accordance with its terms.
     Section 5.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the MGCL, the DLLCA, state securities Laws and other applicable competition Law clearances, if any, and (b) as may be required in connection with the Taxes described in Section 8.7, neither the execution, delivery or performance of this Agreement by Parent, Sub and Missouri nor the consummation by Parent, Sub or Missouri of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of formation and other organizational documents of Parent, Sub or Missouri, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings has not had and would not reasonably be expected to have a Material Adverse Effect on Parent), (iii) conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, any of the terms, conditions or provisions of any Contract to which Parent, any of its Subsidiaries or Missouri is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, Missouri or any of their properties or assets or (v) require Parent, any of its Subsidiaries (including Sub) or Missouri to make any payment to any third Person, except in the case of clauses (iii), (iv) or (v) for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations or payments that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
     Section 5.4 Information Supplied. None of the information supplied or to be supplied by Parent, Sub or Missouri, or any of their representatives, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Sub or Missouri with respect to statements made or incorporated by reference therein based on information supplied by the Company or Arizona or any of their representatives specifically for inclusion or incorporation by reference therein.
     Section 5.5 Litigation. As of the date hereof, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of Parent or any of its Subsidiaries (including Sub), threatened against Parent, any of its Subsidiaries (including Sub) or Missouri that has had or would reasonably be expected to have a Material Adverse Effect on Parent.
     Section 5.6 Capitalization of Sub. All of the issued and outstanding membership interests of Sub and Missouri are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub and Missouri have not conducted any business prior to the date hereof and have no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to their formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Parent Debt Financing.
     Section 5.7 Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter from Morgan Stanley Asset Funding, Inc. to invest in preferred equity of Parent in an aggregate amount set forth therein (the “Parent Preferred Equity Funding Letter”) and (b) an executed commitment letter (the “Parent Commitment Letter”) from Morgan Stanley Mortgage Capital Inc. to provide debt financing in an aggregate amount set forth therein (the “Parent Debt Financing,” and together with the financing referred to in clause (a) being collectively referred to as the “Parent Financing”). None of the Parent Preferred Equity Funding Letter or the Parent Commitment Letter has been amended or modified prior to the date of this Agreement and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent has fully paid any and all commitment fees or other fees in connection with the Parent Preferred Equity Funding Letter and the Parent

Commitment Letter that are payable on or prior to the date hereof, and the Parent Preferred Equity Funding Letter and the Parent Commitment Letter are in full force and effect and are the valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Parent Financing, other than as set forth in or expressly contemplated by the Parent Preferred Equity Funding Letter or the Parent Commitment Letter. The aggregate proceeds contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter, together with the amounts funded by the other equity owners of Parent, will be sufficient for Sub to pay the aggregate Per Share Merger Consideration and for Missouri to pay the purchase price for the Parent Asset Sale and for each of them to pay all related fees and expenses. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent, Sub or Missouri under the Parent Preferred Equity Funding Letter and the Parent Commitment Letter and, as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Parent Financing will not be satisfied or that the Parent Financing will not be available to Sub at the Closing.
     Section 5.8 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Sub or Missouri.
     Section 5.9 Certain Tax Matters. Parent’s ownership of the Surviving Entity as of and after the Effective Time will not cause the Surviving Entity or any Company Subsidiary REIT to fail to satisfy any requirements for qualification as a REIT for the taxable year that includes the Effective Time.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ARIZONA
     Arizona hereby represents and warrants to the Company as follows:
     Section 6.1 Organization. Arizona is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has the requisite power and authority to carry on its business as now being conducted.
     Section 6.2 Authority. Arizona has the requisite power and authority to execute and deliver this Agreement and to consummate the Arizona Asset Sale. The execution, delivery and performance of this Agreement by Arizona and the consummation by Arizona of the Arizona Asset Sale have been duly authorized by all necessary action on the part of the board of managers of Arizona. This Agreement has been duly executed and delivered by Arizona and (assuming the valid authorization, execution and delivery of this Agreement by the Company, Parent and Sub) constitutes the legal, valid and binding obligation of Arizona enforceable against Arizona in accordance with its terms.
     Section 6.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, the MGCL, the DLLCA,

state securities Laws and other applicable competition Law clearances, if any, and (b) as may be required in connection with the Taxes described in Section 8.7, neither the execution, delivery or performance of this Agreement by Arizona nor the consummation by Arizona of the Arizona Asset Sale will (i) conflict with or result in any breach of any provision of the certificate of formation and other organizational documents of Arizona, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings has not had and would not reasonably be expected to have a Material Adverse Effect on Arizona), (iii) conflict with or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in a loss of benefit under, any of the terms, conditions or provisions of any Contract to which Arizona or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iv) violate any Law, order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Arizona, any of its Subsidiaries or any of their properties or assets or (v) require Arizona or any of its Subsidiaries to make any payment to any third Person, except in the case of clauses (iii), (iv) or (v) for breaches, defaults, terminations, amendments, cancellations, accelerations, losses of benefits, violations or payments that have not had and would not reasonably be expected to have a Material Adverse Effect on Arizona.
     Section 6.4 Information Supplied. None of the information supplied or to be supplied by Arizona, or any of their representatives, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Arizona with respect to statements made or incorporated by reference therein based on information supplied by the Company or Parent or any of their representatives specifically for inclusion or incorporation by reference therein.
     Section 6.5 Litigation. As of the date hereof, there is no outstanding judgment, order, writ, injunction or decree and no suit, claim, audit, action, proceeding, arbitration or investigation pending or, to the Knowledge of Arizona or any of its Subsidiaries, threatened against Arizona or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Arizona.
     Section 6.6 Financing. Arizona has delivered to the Company true and complete copies of executed commitment letters (the “Arizona Commitment Letters”) from Wachovia Capital Markets, LLC to provide debt financing in an aggregate amount set forth therein (being collectively referred to as the “Arizona Debt Financing”). The Arizona Commitment Letters have not been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Arizona has fully paid any and all commitment fees or other fees in connection with the Arizona Commitment Letters that are payable on or prior to the date hereof, and the Arizona Commitment Letters are in full force and effect and are the valid, binding and enforceable obligations of Arizona and, to the Knowledge of Arizona, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the Arizona Debt Financing, other than as set forth in or expressly contemplated by the Arizona Commitment Letters. The aggregate proceeds contemplated by the Arizona Commitment Letters, together with the amounts funded by the equity owner of Arizona, will be sufficient for Arizona to pay the purchase price for the Arizona Asset Sale and any other repayment or refinancing of debt contemplated in the Arizona Commitment Letters or the Arizona Debt Financing and to pay all related fees and expenses. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Arizona under the Arizona Commitment Letters and, as of the date of this Agreement, Arizona does not have any reason to believe that any of the conditions to the Arizona Debt Financing will not be satisfied or that the Arizona Debt Financing will not be available to Arizona at the time of consummation of the Arizona Asset Sale.
     Section 6.7 Brokers. No broker, investment banker, financial advisor or other Person, other than Wachovia Capital Markets LLC and Eastdil Secured, L.L.C., the fees and expenses of which will be paid by Arizona, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Arizona.
ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS
     Section 7.1 Conduct of Business by the Company Pending the Merger. Except as (v) required by applicable Law or by a Governmental Entity, (w) expressly permitted or required by this Agreement, (x) for any action expressly required by the Marketed Portfolio Purchase and Sale Agreement (including the retirement of any Indebtedness in connection therewith), (y) otherwise set forth in the Company Letter or (z) consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with its terms), the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve substantially intact their business organizations and Intellectual Property and maintain in all material respects, existing relations and goodwill with tenants, management companies, customers, suppliers, officers and employees and others having business dealings with them and, except as provided in clauses (v)-(z) above, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned; provided, that, for purposes of this Section 7.1, a failure of Parent to respond to a request for consent from the Company within five (5) Business Days from the receipt of such request shall be deemed to constitute consent to such request):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its stock or equity interests (except to the extent necessary to maintain the Company’s status as a REIT or to eliminate any Taxes otherwise payable (provided that any such dividend or distribution shall require prior consultation with Parent) and dividends paid by any direct or indirect Subsidiary to the Company or to any other direct or indirect Subsidiary of the Company in the ordinary course of business consistent with past practice) or

(ii) split, combine or reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiaries’ stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries’ stock or equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its Subsidiaries’ stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its or its Subsidiaries’ stock or equity interests, except (x) as required by the terms of such securities issued prior to the date of this Agreement, (y) for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after the consummation of such transaction or (z) the acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the vesting of Deferred Share Awards outstanding on the date of this Agreement or expressly permitted to be issued under this Agreement, in accordance with the terms of the Deferred Share Awards;
          (b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of its or its Subsidiaries’ stock or equity interests, any other voting securities or any securities convertible or exchangeable into or exercisable for any such shares or interests, or any rights, warrants or options to acquire, any such shares or interests, voting securities or convertible or exchangeable securities, other than the issuance or award of Shares in connection with Deferred Share Awards under the Company Stock Plan outstanding on the date hereof;
          (c) adopt or propose any amendment to the Company Charter, the Company Bylaws (other than to change the Company’s annual stockholder meeting date) or the organizational documents of any Subsidiary;
          (d) acquire (by merger, consolidation, purchase of stock or assets or otherwise), or agree to so acquire, in a single transaction or in a series of related transactions, any Person, entity or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course consistent with past practice having a purchase price in excess of $1,000,000 in the aggregate (it being understood that this clause (d) shall not apply to capital expenditures by the Company, which shall be covered by clause (e) below);
          (e) other than as required to avoid a breach of a Contract in effect prior to the date of this Agreement (in which case the Company shall consult with Parent to the extent reasonably requested by Parent), make or agree to make any capital expenditure other than expenditures (i) out of reserves or escrows for furniture, fixtures and equipment included in 2007 property budgets either approved by the Company prior to the date hereof or, if the budget for a property has not been approved prior to the date hereof, as made available to Parent prior to the date hereof, (ii) reasonably required in response to an incident at any Company Property to prevent further damage or injury to such Company Property, following consultation with Parent or (iii) to the extent not covered in clauses (i) or (ii), up to an aggregate amount of $1,000,000;
          (f) dispose of any Company Property or, other than for transactions that are in the ordinary course of business or pursuant to Contracts in effect prior to the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of, any entity, business or assets;
          (g) incur, guarantee or modify in any respect material and adverse to the Company, any Indebtedness, other than Indebtedness (i) existing solely between the Company and its wholly-owned Subsidiaries or among such wholly-owned Subsidiaries or (ii) incurred in the ordinary course of business consistent with past practice in an amount not to exceed $2,000,000 for all such incurrences, guarantees and modifications in the aggregate or pursuant to Contracts in effect prior to the execution of this Agreement;
          (h) other than as expressly required by Contracts in effect prior to the date of this Agreement, make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);
          (i) (i) increase the salary, wages or other compensation payable or to become payable to or the fringe benefits of its directors, officers or employees, except for any increases required under employment agreements existing on the date hereof, and except for increases for employees in the ordinary course of business consistent with past practice; or (ii) enter into any employment, change in control, consulting or severance agreement with, or establish, adopt, enter into or amend any Benefit Plan, bonus, profit sharing, thrift, stock option, restricted stock, pension, retirement, deferred compensation, employment, change in control, termination or severance plan, agreement, policy or arrangement for the benefit of, any director, officer or employee of the Company, except, in each case, in the ordinary course of business consistent with past practice, or as may be required by the terms of any such plan, agreement, policy or arrangement existing on the date hereof and disclosed in the Company Letter or to comply with applicable Law;
          (j) except as may be required by GAAP, as a result of a change in Law or SEC rule, regulation or interpretation, make any material change in its method of accounting;
          (k) other than in the ordinary course of business or to the extent reasonably necessary to maintain the Company’s status as a REIT, (i) make, change or revoke any material Tax election or (ii) settle or compromise any material federal, state, local or foreign Tax liabilities; provided, that in the event the Company takes any such action with respect to Taxes that is permitted under this Section 7.1(k), the Company shall notify Parent of such action;
          (l) waive, release, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against the Company or any of its Subsidiaries, other than where the amounts paid or to be paid either (A) do not exceed $1,000,000 in the aggregate for all such waivers, releases, settlements or compromises or (B) are fully covered by insurance coverage maintained by the Company; provided, in each case that any such waiver, release, settlement or compromise includes a full release of the Company with respect to the matters covered by the subject litigation; provided, further, that no pending or threatened claim brought by or on behalf of the Company’s stockholders may be settled without the prior written consent of Parent;

          (m) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries;
          (n) modify or amend in any material respect or terminate any Material Contract, Lease Documents (including ground leases), Third Party Franchise Agreement or Management Agreement Documents or enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Item 4.18 of the Company Letter as a Material Contract or enter into any new Lease Documents (including ground leases), Third Party Franchise Agreement or Management Agreement Documents;
          (o) except as may be required by the terms thereof or in connection with the Marketed Portfolio Sale, pre-pay any long-term debt, which shall be deemed to include pre-payments or elective repayments of revolving credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or repayments of mortgage Indebtedness, or, except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise);
          (p) initiate, continue or otherwise engage in any discussions, whether formal or informal, or effect any filing, including administrative relief in the form of a settlement or closing agreement or otherwise, with the IRS, including any discussions relating to the classification of the “goodwill” or “intangibles” of the Company or the ongoing audits of KSL Recreation Corporation with respect to income Taxes;
          (q) take any action that is not in accordance in all material respects with the Marketed Portfolio Purchase and Sale Agreement or take any action that could reasonably be expected to materially frustrate or delay the consummation of the Market Portfolio Sale;
          (r) amend or modify in any material respect or terminate or waive or fail to enforce any material rights of the Subsidiaries of the Company under the Marketed Portfolio Purchase and Sale Agreement;
          (s) fail to maintain in full force and effect the existing insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses (unless such coverage cannot be maintained on substantially similar terms, in which case the Company shall consult with Parent);
          (t) adopt, renew, terminate, change or increase in any material respect any liability or other obligations of the Company or any of its Subsidiaries under any operating standards, loyalty programs or amenity packages with the franchisors of any of the properties of the Company or its Subsidiaries;
          (u) modify or amend in any material respect or terminate any Contract with an Affiliate of the Company or modify in any material respect any material relationship between the Company and its Affiliates, including the manner in which the Company and its Affiliates own or holds their respective assets; provided, that for purposes of this clause (u) only, “Affiliates” of the Company shall be deemed to include Persons that were Affiliates of CNL Hospitality Corp.

immediately prior to the time at which CNL Hospitality Corp. merged with, and became, a Subsidiary of the Company; or
          (v) enter into any Contract to do any of the foregoing.
     Section 7.2 Acquisition Proposals.
          (a) No Solicitation. Neither the Company nor any of its Subsidiaries shall, nor shall any of them authorize or permit any officer, director, employee, or agent or any investment banker, financial advisor, attorney, accountant or other representative (collectively, the “Representatives”) to, directly or indirectly:
     (i) solicit, initiate, or knowingly facilitate or knowingly encourage any inquiries regarding, or the making, submission or reaffirmation of any proposal or offer that constitutes, or that reasonably may be expected to lead to the submission of, any Acquisition Proposal;
     (ii) engage in, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information or provide access to its books, records or personnel to, any Person in respect of, or otherwise cooperate with respect to, any Acquisition Proposal; or
     (iii) exempt any Person (other than the Buyer Parties) from the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL or from the similar restrictions contained in the Company Charter.
     Without limiting the foregoing, the Company shall be responsible for any failure on the part of its Representatives to comply with this Section 7.2.
          (b) Notwithstanding anything to the contrary in this Section 7.2, nothing contained in this Agreement shall prohibit the Company from, at any time prior to receipt of the Company Stockholder Approval, furnishing any information to, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited bona fide Acquisition Proposal in writing that did not otherwise result from a breach of this Section 7.2, if (i) the Board determines in good faith after consulting with the Company’s legal counsel and financial advisors that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company notifies Parent that it is furnishing information to, or entering into discussions or negotiations with, such Person and (iii) prior to furnishing such non-public information to such Person, the Company (A) provides Parent with the information to be provided to such Person which Parent has not previously been provided, and (B) receives from such Person an executed confidentiality and standstill agreement no less favorable in any material respect to the Company than the Confidentiality Agreement; it being understood that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal. The Company will not release any Person from any standstill agreement or similar obligation to the Company or any Subsidiary other than the automatic termination of standstill obligations pursuant to the terms of agreements as in effect as of the date hereof, by virtue of the execution and announcement of this Agreement or otherwise; provided, that if the Company receives an Acquisition Proposal from a Person within 30 days from the date of this Agreement, the Company may release such Person from such agreement or obligation but only if the Board determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; provided, however, that if the Board has not made a determination within 15 days of the release that such Acquisition Proposal is a Superior Proposal, then the waiver of such standstill agreement will be void and of no force or effect.
          (c) The Company shall provide prompt (but in no event more than twenty-four (24) hours following receipt thereof) oral and written notice to Parent of (i) the receipt of any Acquisition Proposal, or any material modification or amendment to any Acquisition Proposal, by the Company, any Subsidiary or any Representative, (ii) a copy of any documents or agreements provided in contemplation of such Acquisition Proposal (including any amendments, supplements or modifications thereto), (iii) the identity of such Person making any such Acquisition Proposal and (iv) the Company’s intention, if any, to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall keep Parent reasonably informed in all material respects of the status and details (including any change to the material terms and conditions thereof) of any such Acquisition Proposal. The Company shall not, and shall cause each of the Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to the Buyer Parties.
          (d) For purposes of this Agreement, (i) an “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction other than the Marketed Portfolio Sale or (B) any other direct or indirect acquisition, in the case of clause (A) or (B), involving 30% or more of the total voting power or of any class of equity securities of the Company, or 30% or more of the consolidated total assets (including, equity securities of its Subsidiaries but excluding the assets associated with the Marketed Portfolio Sale) of the Company, in each case other than the transactions contemplated by this Agreement, and (ii) a “Superior Proposal” means any bona fide Acquisition Proposal, (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board determines in its good faith judgment (after consultation with the Company’s independent financial advisor(s) and outside legal counsel), and after taking into account all of the terms and conditions of such Acquisition Proposal and such other factors as the Board considers to be appropriate (including, without limitation, financing terms, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof, the likelihood of the Acquisition Proposal being consummated and the likely timing of consummating the Acquisition Proposal), are more favorable to the Company and its stockholders than the Transactions contemplated hereby.
          (e) Except as set forth in this Section 7.2(e), the Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to either of the Buyer Parties, the Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.2(b)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder

Approval, (x) if the Board determines in good faith that the failure to do so would be inconsistent with its duties under applicable Law, then the Board may withdraw, or modify or change in a manner adverse to the Buyer Parties, the Board Recommendation (“Change in Recommendation”) and (y) in the case of any Change in Recommendation being made in response to an unsolicited bona fide written Acquisition Proposal (which did not otherwise result from a breach of Section 7.2) that the Board has determined in good faith, after consultation with the Company’s independent financial advisor, is a Superior Proposal, the Board may approve and recommend such Superior Proposal and exempt the Person submitting such Superior Proposal from the restrictions contained in any state takeover or similar laws concurrently with terminating this Agreement pursuant to Section 10.1(e); provided, however, that such actions may only be taken at a time that is after (I) the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Board is prepared to take such action, and (II) at the end of such period, the Board determines in good faith, after taking into account all amendments or revisions committed to by the Buyer Parties and after consultation with the Company’s independent financial advisors, that such Acquisition Proposal remains a Superior Proposal relative to the transactions contemplated by this Agreement, as supplemented by any Counterproposal (defined below). Any such written notice shall specify the material terms and conditions of such applicable Acquisition Proposal, include the most current version of any agreement relating to such Acquisition Proposal (including any amendments, supplements or modifications thereto), identify the Person making such Acquisition Proposal and state that the Board otherwise intends to make a Change in Recommendation (subject to compliance with this subsection (e)). During any such three (3) Business Day period, the Buyer Parties shall be entitled to deliver to the Company a counterproposal to such Acquisition Proposal (a “Counterproposal”) and Parent and the Company shall negotiate in good faith in respect of any such Counterproposal. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material amendment to any material term of an Acquisition Proposal which amendment affects the determination of whether the Acquisition Proposal is a Superior Proposal to any Counterproposal shall be treated as a new Acquisition Proposal for the purposes of this Section 7.2(e) thereby requiring a new written notice by the Company and a new three (3) Business Day period.
          (f) Nothing contained in this Agreement shall prevent the Company or the Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or from making any legally required disclosure to its stockholders; provided, however, that any action covered by Section 7.2(e) may only be made in compliance with Section 7.2(e). Further, any “stop-look-and-listen” communication by the Company or the Board to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be considered a Change in Recommendation if it is made within ten (10) Business Days of receiving an Acquisition Proposal.
          (g) Upon execution of this Agreement, the Company and its Subsidiaries shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Representatives and shall inform each of the Representatives of its obligations under this Section 7.2 and instruct each of them to act in a manner consistent with such obligations; provided, however, that the Company may comply with the next sentence. To the extent not previously requested, the Company shall promptly request each Person with whom it has executed a confidentiality agreement within the twelve (12) months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Representatives.
     Section 7.3 Actions by Parent and Conduct of Business of Sub Pending the Merger. Parent shall not knowingly take or permit any of its Subsidiaries to take any action that is reasonably likely to prevent or delay the consummation of the Merger. During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except as provided in or contemplated by this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
     Section 8.1 Employee Benefits. (a) For a period of not less than one (1) year after the Effective Time, Parent shall cause the Surviving Entity to provide all individuals who are employees of the Company or any of its Subsidiaries as of the Effective Time and remain an employee of the Surviving Entity or its successors or assigns or any of their Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) (the “Retained Employees”), while employed by the Surviving Entity or its successors or assigns or any of their Subsidiaries, with base salary and bonus opportunity and benefits (other than those that pertain to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs) that are no less favorable in the aggregate to the base salary and bonus opportunity and benefits provided to such Retained Employees immediately prior to the Effective Time. After the Effective Time, the Surviving Entity may terminate Retained Employees for any lawful reason and nothing contained in this Section 8.1 shall be deemed to grant any employee any right to continued employment after the Effective Time, ensure a continued amount of commission-based compensation or interfere with the Surviving Entity’s right or obligation to make such changes as are necessary to conform to applicable Law. Parent shall take all necessary action so that each Retained Employee shall after the Effective Time continue to be credited with the unused vacation and sick leave credited to such employee through the Effective Time under the applicable vacation and sick leave policies of the Company and its Subsidiaries, and Parent shall permit or cause the Company, the Surviving Entity and their Subsidiaries to permit such employees to use such vacation and sick leave in accordance with such policies. Parent shall take all necessary action so that, for all purposes (except for benefit accrual under any defined benefit plan) under each employee benefit plan maintained by Parent or any of its Subsidiaries in which Retained Employees become eligible to participate as of or after the Effective Time, each such Person shall be given credit for all service with the Company and its Subsidiaries recognized by the Company immediately prior to the Effective Time.
          (b) Except as otherwise provided in this Section 8.1 or in Section 8.2, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Entity to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy pursuant to its terms or as requiring the Surviving Entity to continue (other than as required by its terms) any written employment contract; provided, however, that no such termination or amendment may impair the rights of any Person with respect to benefits or any other payments already accrued as of the time of such termination or amendment without the consent of such Person.
          (c) Notwithstanding Sections 8.1(a) and (b), Parent shall honor or cause to be honored by the Company, the Surviving Entity and their Subsidiaries all employment agreements, bonus agreements, severance agreements, severance plans and non-competition agreements with the Persons who are, immediately prior to the Effective Time, directors, officers and employees of the Company and its Subsidiaries (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Entity and their Subsidiaries shall not be required to honor any of their obligations under any such agreement).
          (d) Parent shall, or shall cause the Company and the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and its Subsidiaries under any welfare or fringe benefit plan in which such employees and former employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company or its Subsidiaries for the Retained Employees and former employees prior to the Effective Time, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company or its Subsidiaries prior to the Effective Time.
     Section 8.2 Deferred Share Awards. The Company shall take all necessary action to ensure that, at the Effective Time, except as otherwise provided in Item 8.2 of the Company Letter, each Deferred Share Award then outstanding, whether or not then fully vested, shall be cancelled by the Company in consideration for which the holder thereof shall thereupon be entitled to receive, at the Effective Time, a cash payment in respect of such cancellation from the Company in an amount equal to (i) the product of (A) the number of shares of Company Common Stock remaining subject to issuance pursuant to such Deferred Share Award and (B) the Per Share Merger Consideration, plus (ii) the product of (A) the number of shares of Company Common Stock remaining subject to issuance pursuant to such Deferred Share Award and (B) the amount of the Special Dividend issued with respect to each Share, minus (iii) all applicable federal, State and local Taxes required to be withheld by the Company (the aggregate amount of all such cash payments the “Aggregate Award Amount”). At or prior to the Effective Time, Parent shall deposit, or shall cause Sub to deposit, with the Company (or, at the Company’s request, the Paying Agent) a cash amount in immediately available funds equal to the Aggregate Award Amount.
     Section 8.3 Preparation of Proxy Statement; Stockholder Approval. (a) The Company shall promptly prepare (in consultation with Parent) and file with the SEC, as soon as practicable following the date of this Agreement, the Proxy Statement in preliminary form. The Company shall use its reasonable efforts to respond as promptly as practicable (in consultation with Parent)

to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company shall, in accordance with Section 8.12, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Stockholders’ Meeting there shall occur any event that the Company reasonably determines should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare (in consultation with Parent) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. The Buyer Parties agree that they shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and the Company shall include in such document or response all comments from Parent reasonably acceptable to the Company, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company or any of its Representatives and the SEC concerning the Proxy Statement. All of the parties hereto shall cause the Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of the Exchange Act. The Company and the Buyer Parties agree to include in the Proxy Statement the disclosure set forth on Item 8.3 of the Company Letter.
          (b) The Company shall, promptly (for the avoidance of doubt a forty-five day solicitation period shall be deemed a prompt period of time) after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, in accordance with the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the approval of the Merger and the transactions contemplated hereby, by holders of a majority of the outstanding Shares (the “Company Stockholder Approval”). The Company shall, through the Board (but subject to the right of the Board to make a Change in Recommendation in accordance with Section 7.2), recommend to its stockholders that the Company Stockholder Approval be given.
     Section 8.4 Access to Information; Confidentiality. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated October 25, 2006, between Morgan Stanley Real Estate Advisor, Inc. and the Company and the Confidentiality Agreement, dated October 23, 2006, between Ashford Hospitality Trust, Inc. and the Company (collectively, the “Confidentiality Agreements”), the Company shall, and shall cause each of its Subsidiaries to, afford to the Buyer Parties and their respective officers, employees, accountants, financing sources, counsel and other representatives of the Buyer Parties, reasonable access, during normal business hours and upon reasonable advance notice during the period prior to the Effective Time, to all of their respective senior employees, properties and material books, contracts and records reasonably requested by the Buyer Parties (the “Access”) (it being agreed that Access necessary for Arizona to prepare financial statements required by Section 3.05 of Regulation S-X shall be deemed reasonable), and during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer Parties all information concerning its business, properties and personnel as may reasonably be requested by the Buyer Parties; provided, however, that such Access and information shall only be provided to the extent that such Access or the provision of such information would not violate applicable Law or any applicable contractual provisions; provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third Persons or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third Person to such inspection or disclosure and such consent was not obtained, (ii) to permit any invasive physical testing, except as agreed to in writing by the Company, which consent shall not be unreasonably withheld or (iii) to disclose any privileged information of the Company or any of its Subsidiaries so long as the Company has taken all reasonable steps to permit inspection of or to disclose information described in this clause (iii) on a basis that does not compromise the Company’s or such Subsidiary’s privilege with respect thereto; and, provided, further, that notwithstanding anything contained herein to the contrary, Buyer Parties shall have full Access with respect to any matters relating to the Company and its Subsidiaries to the extent necessary to confirm the Company’s and the Company Subsidiary REIT’s qualification as a REIT. The parties agree that they shall seek appropriate substitute disclosure arrangements under circumstances in which clause (iii) of the second proviso to the immediately preceding sentence applies. In no event shall the Company be required to disclose to the Buyer Parties, or the Buyer Parties’ respective officers, employees, accountants, counsel or other representatives, any information relating to the indications of interest from, or discussions with, any other potential acquirors of the Company, except to the extent necessary for use in the Proxy Statement or as required by Section 7.2. In the event of a termination of this Agreement for any reason, the Buyer Parties shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the Company or any of its Subsidiaries and any copies made of such documents for the Buyer Parties. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide Access or to disclose information where such Access or disclosure would jeopardize the attorney-client or work product privileges of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. All information provided pursuant to this Section 8.4 shall be governed by the terms of the Confidentiality Agreement.
     Section 8.5 Fees and Expenses. (a) The Surviving Entity shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article III, and Parent shall, to the extent necessary, reimburse the Surviving Entity for such charges and expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and the filing fees for the premerger notification and report forms under the HSR Act, if any, shall be shared 50% by the Buyer Parties and 50% by the Company.

          (b) The Company shall pay, or cause to be paid, by wire transfer in same day funds to Parent the sum of $145,000,000 (the “Termination Fee”), under the circumstances and at the times set forth as follows:
     (i) if Parent terminates this Agreement under Section 10.1(d) or the Company terminates this Agreement under Section 10.1(e), the Company shall pay, in either case, the Termination Fee on the date of such termination; and
     (ii) if the Company or Parent terminates this Agreement under Section 10.1(b)(iii) or 10.1(c) and prior to such termination or, in the case of a termination under Section 10.1(b)(iii), prior to the Stockholders’ Meeting, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (x) shall have made an Acquisition Proposal to the Company or the stockholders of the Company which shall be publicly announced or (y) shall have publicly announced an intention to make an Acquisition Proposal and, in each case, such Acquisition Proposal shall not have been withdrawn prior to such termination or, in the case of a termination under Section 10.1(b)(iii), prior to the Stockholders’ Meeting, then, if, within nine (9) months after such termination, the Company shall enter into a definitive agreement providing for an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) or an Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such definitive agreement or the consummation of such Acquisition Proposal.
          (c) If this Agreement is terminated by the Company pursuant to Section 10.1(f), the Buyer Parties shall pay to the Company within three (3) Business Days after the date of termination (i) all reasonable costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, and expenses contemplated by the last sentence of Section 8.5(a), incurred by the Company or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate amount of $15,000,000 (the “Company Expenses”). If this agreement is terminated by Parent pursuant to Section 10.1(b)(iii), 10.1(c) or 10.1(d) or by the Company pursuant to Section 10.1(e), the Company shall pay to Parent, within three (3) Business days after the date of termination, all reasonable costs and expenses, including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, and expenses contemplated by the last sentence of Section 8.5(a), incurred by the Buyer Parties in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate amount of $15,000,000 (the “Parent Expenses”). Except as set forth in Section 8.5(g), the payment of expenses set forth in this Section 8.5(c) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at Law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.
          (d) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.5(d) are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent Expenses when due or Parent shall fail to pay the Company Expenses when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.5(d).
          (e) In the event that the Buyer Parties are obligated to pay the Company Expenses set forth in Section 8.5(c), Parent shall pay to the Company from an amount deposited into escrow (collectively, the “Escrowed Amount”) in accordance with the next sentence, an amount equal to the lesser of (i) the Escrowed Amount and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 8.5(f) or (B) an opinion from the Company’s outside counsel as described in Section 8.5(f), an amount equal to the Escrowed Amount less the amount payable under clause (1) above. To secure the Buyer Parties’ obligation to pay these amounts, the Buyer Parties shall deposit into escrow an amount in cash equal to the Company Expenses with an escrow agent selected by Parent and on such terms (subject to Section 8.5(f)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The excess of the amount placed in escrow over the amount(s) described in clause (a) and/or (b) above, as applicable, shall be retained in escrow and released from time to time over the five year period beginning on the date Company Expenses are deposited into escrow, subject, in each case, to the Company’s satisfaction of the conditions set forth above. The payment or deposit into escrow of the Escrowed Amount pursuant to Section 8.5(f) shall be made at the time the Parent is obligated to pay the Company such amount pursuant to Section 8.5(f) by wire transfer or bank check.
          (f) The escrow agreement shall provide that the Escrowed Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the Escrowed Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Escrowed Amount would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Company as a REIT), in which case the escrow agent shall release the remainder of the Escrowed Amount to the Company. The Buyer Parties agree to amend this Section 8.5(f) at the request of the Company in order to (x) maximize the portion of the Escrowed Amount that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 8.5(f) or (z) assist the Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.5(f). The escrow agreement shall also provide that any portion of the Company Expenses held in escrow for five years shall be released by the escrow agent to Parent.
          (g) Notwithstanding anything to the contrary in this Agreement but subject to Sections 10.2 and 11.8, the parties hereby acknowledge that, if the Company is obligated to pay the Parent Expenses and Termination Fee pursuant to Sections 8.5(b) and 8.5(c), the right of the Buyer Parties to receive such payments shall be the sole and exclusive remedy of the Buyer Parties for damages against the Company and any of its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives for the failure of the transactions contemplated hereby to be consummated, and upon payment of such amounts in accordance with Sections 8.5(b) and 8.5(c), none of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.
     Section 8.6 Public Announcements. The Buyer Parties and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or fiduciary duties and shall provide the other parties with an opportunity to review and comment on any such press release or statement to the extent practicable.
     Section 8.7 Transfer Taxes. The Company and the Buyer Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, recordation, or gains, sales, use, license, excise, custom or duty, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to Tax, “Transfer Taxes”) and shall cooperate in attempting to minimize the amount of Transfer Taxes. All Transfer Taxes shall be paid by the Buyer Parties and expressly shall not be a liability of any holder of Shares.
     Section 8.8 State Takeover Laws. If any “fair price,” “moratorium” or “control share acquisition” statute or other similar anti-takeover statute or regulation enacted under state Laws in the United States is or shall become applicable to the Merger or the other transactions contemplated hereby, the Buyer Parties and the Company and their respective boards of directors shall, subject to Section 7.2, use reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
     Section 8.9 Indemnification; Directors and Officers Insurance. (a) For a period of six years after the Effective Time (unless otherwise required by applicable Law), the charter and bylaws of the Surviving Entity and its Subsidiaries shall contain provisions no less favorable with respect to the exculpation of, indemnification of and advancement of expenses to directors, officers, employees and agents than those set forth in the Company Charter or Company Bylaws (or equivalent organizational documents) of the Company (or the relevant Subsidiary) as in effect on the date hereof; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims. Parent and the Surviving Entity shall, jointly and severally, exculpate, indemnify and hold harmless, to the fullest extent provided in the Company Charter or Company Bylaws or the organizational documents of any Subsidiary, as applicable, any indemnification agreement or under any applicable Laws, in each case, as in effect on the date of this Agreement (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each present and former director and officer of the Company or any of its Subsidiaries (each, an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, obligations, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (formal or informal), in and to the extent of their capacities as such and not as stockholders and/or optionholders of the Company or its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director or officer of another entity at the request of the Company or any of its Subsidiaries) at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement; provided, however, that any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the applicable Law, the Company Charter or Company Bylaws or the organizational documents of any Subsidiary, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent; provided, further, that (i) nothing in this Section 8.9 shall impair any rights of any Indemnified Person and (ii) neither the Surviving Entity nor Parent shall be liable for any settlement effected without the prior written consent of the Surviving Entity (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the generality of the preceding sentence, if any Indemnified Person becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 8.9 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by Law, promptly advance to such Indemnified Person his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification.
          (b) Prior to the Effective Time, the Company shall purchase a “tail” insurance policy (which policy by its express terms shall survive the Merger), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company as the Company’s and the Subsidiaries’ existing policy or policies, for the benefit of the current and former officers and directors of the Company and each Subsidiary with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policies for its entire period exceed $4,500,000 (such amount being the “Maximum Premium”). If the Company is unable to obtain the “tail” insurance described in the first sentence of this Section 8.9(b) for an amount equal to or less than the Maximum Premium, the Company shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.
          (c) If Parent or the Surviving Entity or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or a majority (measured by value) of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Company, as applicable, shall assume all of the obligations set forth in this Section 8.9. In addition, the Surviving Entity shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Entity unable to satisfy its obligations under this Section 8.9.
          (d) The provisions of this Section 8.9 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third party beneficiaries of this Section 8.9), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Persons (including their successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section shall not be deemed to be exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.
     Section 8.10 Reasonable Best Efforts. Each of the Company and the Buyer Parties agrees to use its reasonable best efforts to effect the consummation of the Transactions as soon as practicable after the date hereof. Without limiting the foregoing, each of the Company and the Buyer Parties (i) agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Transactions (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Transactions, (ii) shall, and shall cause its Subsidiaries to, use its or their reasonable best efforts to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public Person required to be obtained or made by the Buyer Parties, the Company or any of their Subsidiaries in connection with the

Transactions or the taking of any action contemplated thereby or by this Agreement, the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement and (iii) agrees to execute and deliver any additional documents or instruments necessary, proper or advisable to consummate the Transactions contemplated hereby, and to fully carry out the purposes of this Agreement, the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement. Subject to applicable Laws relating to the exchange of information, each of the Buyer Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to the Buyer Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third Person and/or any Governmental Entity in connection with the Transactions (including the Proxy Statement). In exercising the foregoing rights, the Company and each of the Buyer Parties shall act reasonably and as promptly as practicable.
     Section 8.11 Financing.
          (a) Parent, Sub and Missouri shall use their reasonable best efforts to arrange the Parent Financing on the terms and conditions described in the Parent Preferred Equity Funding Letter and the Parent Commitment Letter (provided that Parent, Sub and Missouri may (x) replace or amend the Parent Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Parent Commitment Letter as of the date hereof, or otherwise or (y) replace or amend the Parent Preferred Equity Funding Letter to add investors which had not executed the Parent Preferred Equity Funding Letter as of the date hereof, or otherwise, in each case so long as the terms would not reasonably be expected to adversely impact the ability of Parent, Sub or Missouri to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Parent Financing commitments, (ii) satisfy on a timely basis all conditions applicable to Parent, Sub and Missouri to obtaining the Parent Financing set forth therein, and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter or on other terms that would not adversely impact the ability of Parent, Sub or Missouri to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated and (iv) consummate the Parent Financing at or prior to the Final Condition Satisfaction Date. If any portion of the Parent Financing becomes unavailable on the terms and conditions contemplated in the Parent Preferred Equity Funding Letter or the Parent Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach or alleged material breach by any party to the Parent Preferred Equity Funding Letter or the Parent Commitment Letter of which Parent, Sub or Missouri becomes aware, or any termination of the Parent Preferred Equity Funding Letter or the Parent Commitment Letter. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Parent Financing, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Parent Preferred Equity Funding Letter or the Parent

Commitment Letter without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect the ability of Parent, Sub or Missouri to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed)
          (b) Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the receipt by Parent, Sub or Missouri of the proceeds contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter and that any failure by Parent, Sub or Missouri to have available all funds contemplated by the Parent Preferred Equity Funding Letter and the Parent Commitment Letter on the Final Condition Satisfaction Date shall constitute a material breach by Parent, Sub and Missouri of this Agreement.
          (c) Arizona shall use its reasonable best efforts to arrange the Arizona Financing on the terms and conditions described in the Arizona Commitment Letter (provided that Arizona may replace or amend the Arizona Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Arizona Commitment Letter as of the date hereof, or otherwise, so long as the terms would not reasonably be expected to adversely impact the ability of Arizona to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Arizona commitments, (ii) satisfy on a timely basis all conditions applicable to Arizona to obtaining the Arizona Financing set forth therein, and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Arizona Commitment Letter or on other terms that would not adversely impact the ability of Arizona to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated and (iv) consummate the Arizona Financing at or prior to the Final Condition Satisfaction Date. If any portion of the Arizona Financing becomes unavailable on the terms and conditions contemplated in the Arizona Commitment Letter, Arizona shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on comparable or more favorable terms to Arizona (as determined in the reasonable judgment of Arizona) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Arizona shall give the Company prompt notice of any material breach or alleged material breach by any party to the Arizona Commitment Letter of which Arizona becomes aware, or any termination of the Arizona Commitment Letter. Arizona shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Arizona Financing, and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Arizona Commitment Letter without first consulting with the Company or, if such amendment would or would be reasonably expected to materially and adversely affect or delay in any material respect the ability of Arizona to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent (not to be unreasonably withheld or delayed)
          (d) Arizona acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the receipt by Arizona of the proceeds contemplated by the Arizona Commitment Letter and that any failure by Arizona to have available all funds contemplated by the Arizona Commitment Letter on the Final Condition Satisfaction Date shall constitute a material breach by Arizona of this Agreement.
          (e) The Company agrees to provide, and shall cause the Subsidiaries and its and their representatives to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by each of the Buyer Parties (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and does not require the Company or any of its Representatives to execute and deliver any certificate or opinion to the extent any such certificate or opinion certifies or opines, as applicable, with respect to facts, circumstances or events that will exit after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness of the Company pursuant to the Debt Financing); provided, that none of the Company or any Subsidiary shall be required to pay any fees (including commitment or other similar fees) or incur any other liability in connection with the Debt Financing prior to the Effective Time. Each of the Buyer Parties, as applicable, shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Subsidiaries in connection with such cooperation. Each of the Buyer Parties shall indemnify and hold harmless the Company, the Subsidiaries and their respective representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them prior to the Effective Time in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than historical information relating to the Company or the Subsidiaries and information provided by the Company, the Subsidiaries or the Representatives).
     Section 8.12 Notification of Certain Matters. Subject to applicable Laws and the instructions of any Governmental Entity, each of the Company and the Buyer Parties shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Buyer Parties or the Company, as the case may be, or any of its Subsidiaries, from any third Person and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any Buyer Party shall permit any of its officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.
     Section 8.13 Buyer Party Vote. The Buyer Parties shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any voting interests held in Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of the Merger and the transactions contemplated hereby, at any meeting of stockholders of the Company or members of Sub, respectively, at which the Merger and the transactions contemplated hereby shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or members of Sub by consent in lieu of a meeting).

     Section 8.14 Additional Tax Matters.
          (a) To the maximum extent permitted by Law, Parent agrees that all Tax Returns of the Company, the Surviving Entity, and the Company Subsidiaries (including withholdings and withholding Tax Returns) shall be prepared on a basis consistent with (i) the Tax Returns filed by them prior to the Closing Date, including as to all continuing elections, characterizations and other matters, (ii) the principle that the Merger constitutes a purchase of stock of the Company by Parent and (iii) subject to the foregoing, in accordance with the other provisions of this Agreement.
          (b) To the maximum extent permitted by Law, Parent shall cause the Surviving Entity and each Company Subsidiary REIT to properly designate any dividends paid prior to the Closing Date as capital gain dividends for purposes of Code Section 857(b)(3).
          (c) Parent and the Surviving Entity will take all actions, and cause each Company Subsidiary to take all actions, necessary to ensure that the Company, the Surviving Entity and each Company Subsidiary REIT will be classified and taxed as a REIT for its taxable year that includes the Effective Time (including obtaining 100 shareholders as necessary for each REIT).
          (d) Parent, the Company and the Surviving Entity agree to treat any gain recognized from the Asset Sales as “net capital gain” of the Company for purposes of Code Sections 1(h) and 857(b)(3)(C) (but subject to the rate designation rules of IRS Notice 97-64, 1997-2 C.B. 323) and to not take any tax position inconsistent with such treatment, except as may be required pursuant to a “determination” within the meaning of Code Section 860(e)(1), (2) or (3).
     Section 8.15 Certain Litigation Matters. Parent, Sub and the Surviving Entity shall fulfill and comply with all of the Company’s obligations under that certain Stipulation of Settlement (Case No. 6:04-cv-1231-Orl-31KRS (Consolidated with 6:04-cv-1341-Orl-19JGG)), including payment on the notes issued by the Company in connection therewith, to the extent not already done so by the Closing Date.
     Section 8.16 Resignations. The Company shall use its reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least five Business Days prior to the Closing.
     Section 8.17 Third Party Consents. Each of the Buyer Parties on one hand, and the Company on the other hand, shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in Item 4.5 of the Company Letter or (iii) required to prevent a Material Adverse Effect of the Company from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and the Buyer Parties and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of the Buyer Parties or their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
     Section 8.18 Suspension or Termination of Reinvestment Plan and Redemption Plan. The Company shall promptly suspend or terminate, in accordance with its terms, and shall not reinstate the Reinvestment Plan. The Company shall promptly suspend or terminate, in accordance with its terms, and will not reinstate the Redemption Plan.
     Section 8.19 Asset Sales. The Company and each of its Subsidiaries agree to take, or cause to be taken, at the Buyer Parties’ sole cost and expense for the Company’s reasonable out-of-pocket costs and expenses, all reasonable actions, and to do or cause to be done all reasonable things as may be necessary to consummate and make effective each of the Asset Sales as set forth in Article XII.
ARTICLE IX
CONDITIONS PRECEDENT
     Section 9.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party hereto to effect the Merger and the Asset Sales shall be subject to the fulfillment or waiver in writing (to the extent not prohibited by Law) at or prior to the Asset Sale Time of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (b) No Injunction or Restraint. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and makes consummation of the Merger or the Asset Sales illegal or prohibits consummation of the Merger or the Asset Sales; provided, however, that the party claiming such failure of condition shall have used its reasonable best efforts to prevent the entry of any such injunction or order, including taking such action as is required to comply with Section 8.10, and to appeal as promptly as possible any injunction or other order that may be entered.
          (c) Regulatory Approvals. Any waiting period (and any extension thereof) applicable to the consummation of the Merger and the Asset Sales under the HSR Act shall have expired or been terminated, and any approvals of a Governmental Entity required to be obtained prior to the Effective Time thereunder or otherwise shall have been obtained.

     Section 9.2 Conditions to the Obligations of the Company to Effect the Transactions. The obligation of the Company to effect the Transactions shall be subject to the fulfillment or waiver in writing (to the extent not prohibited by Law) as of the Asset Sale Time of the following additional conditions:
          (a) Accuracy of Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct as of the date of this Agreement and as of the Asset Sale Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of the Buyer Parties by a duly authorized officer of each of the Buyer Parties certifying as to the satisfaction of the condition in the preceding sentence.
          (b) Performance of Obligations. The Buyer Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Buyer Parties to be performed and complied with by them under this Agreement prior to the Asset Sale Time. The Company shall have received a certificate signed on behalf of the Buyer Parties by a duly authorized officer of each of the Buyer Parties certifying as to the satisfaction of the condition specified in the preceding sentence.
     Section 9.3 Conditions to the Obligations of the Buyer Parties to Effect the Transactions. The obligation of the Buyer Parties to effect the Transactions shall be subject to the fulfillment or waiver in writing (to the extent not prohibited by Law) as of the Asset Sale Time of the following additional conditions:
          (a) Accuracy of Representations and Warranties. (i) Other than with respect to Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.13 (State Takeover Statutes) and Section 4.22 (Brokers), the representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct as of the date of this Agreement and as of the Asset Sale Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be likely to have a Material Adverse Effect on the Company; and (ii) the representations and warranties set forth in Section 4.3 (Capital Structure), Section 4.4 (Authority), Section 4.13 (State Takeover Statutes) and Section 4.22 (Brokers), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or similar standard or qualifications, shall be true and correct in all material respects as of the date of this Agreement and as of the Asset Sale Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the condition in the preceding sentence. For purposes of this Section 9.3(a) only, a Material Adverse Effect with respect to either (i) the Company Properties not subject to the Arizona Asset Sale, taken as a whole, or (ii) the Company Properties subject to the Arizona Asset Sale, taken as a whole, shall be deemed to constitute a Material Adverse Effect on the Company.
          (b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed and complied with by it under this Agreement prior to the Asset Sale Time. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the conditions specified in the preceding sentence.
          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company that has occurred and is continuing. Parent shall have received a certificate signed on behalf of the Company by a duly authorized officer of the Company certifying as to the satisfaction of the conditions specified in the preceding sentence.
          (d) Tax Opinion. Parent shall have received a tax opinion of Sidley Austin LLP, or other counsel to the Company reasonably satisfactory to Parent, dated as of the date on which the Asset Sales are consummated, substantially in the form attached hereto as Exhibit B (which opinion shall be based upon customary assumptions, exceptions and qualifications, and customary representations made by the Company and its Subsidiaries substantially in the form attached hereto as an exhibit to such tax opinion), to the effect that the Company has been organized and operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1997 through the time immediately prior to the consummation of the Asset Sales (determined without taking into account, or giving effect to, the Merger, the Asset Sales, the Special Dividend or any other transaction or distribution required to be taken or made by the Company under this Agreement in order to effect the transactions contemplated hereby, and assuming for such purposes that the Company shall satisfy all requirements required to be satisfied upon or after the consummation of the Asset Sales necessary for the Company to qualify as a REIT for the 2007 taxable year including the applicable distribution requirements under the Code for the taxable year including the date of consummation of the Asset Sales) as though the Company’s taxable year ended immediately prior to the consummation of the Asset Sales.
          (e) Special Dividend. The Special Dividend shall have been authorized as set forth in Section 12.3.

ARTICLE X
TERMINATION AND AMENDMENT
     Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained, only as follows:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
     (i) if the Merger shall not have been consummated on or before July 1, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any party whose failure to fulfill any obligation or other breach under this Agreement has materially contributed to, or resulted in, the failure of the Merger to occur on or before the Termination Date;
     (ii) if any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party who has not used its reasonable efforts to cause such order to be lifted or made inapplicable to such transactions or otherwise taken such action as is required to comply with Section 8.10; or
     (iii) if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon (for the avoidance of doubt, not including any vote to adjourn the Stockholders’ Meeting) at the Stockholders’ Meeting or any adjournment or postponement thereof;
          (c) by Parent, if none of the Buyer Parties is in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 9.3(a) would be incapable of being satisfied by the Termination Date or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 9.3(b) would be incapable of being satisfied by the Termination Date;
          (d) by Parent if (i) the Board has effected a Change in Recommendation, (ii) the Company enters into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 7.2(b)), (iii) a tender offer or exchange offer relating to the Company Common Shares shall have been commenced by a third party and the Board shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) Business Days following commencement thereof (including, for these purposes, by taking no position during such ten (10) Business Day period with respect to the acceptance of such tender or exchange offer by the Company’s stockholders, which shall constitute a failure to recommend rejection of such tender or exchange offer), or (iv) the Company publicly announces its intention to do any of the foregoing or makes any public statement inconsistent with the Board Recommendation;
          (e) by the Company prior to the Company Stockholder Approval, if the Board authorizes the Company, subject to complying with the terms of this Agreement to enter into a binding written agreement, concerning a transaction that constitutes a Superior Proposal (other than a confidentiality agreement entered into in compliance with Section 7.2(b)); provided, that for the termination to be effective the Company shall have paid the Termination Fee; or
          (f) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of the Buyer Parties herein are or become untrue or incorrect such that the condition set forth in Section 9.2(a) would be incapable of being satisfied by the Termination Date or (ii) there has been a breach on the part of any of the Buyer Parties of any of their respective covenants or agreements herein such that the condition set forth in Section 9.2(b) would be incapable of being satisfied by the Termination Date.
     Section 10.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors, stockholders or Affiliates except with respect to Section 8.5 (Fees and Expenses), Section 8.6 (Public Announcements), this Section 10.2, Article XI (General Provisions) and the last sentence of Section 8.4 (Access to Information; Confidentiality); provided, however, that nothing herein shall relieve any party for liability for any willful breach of any of its representations or warranties, or any breach of its covenants or agreements set forth in this Agreement prior to or concurrently with such termination.
     Section 10.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors or members, as the case may be, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI
GENERAL PROVISIONS
     Section 11.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.
     Section 11.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
     (a) if to Parent, Sub or Missouri, to:
Morgan Stanley Real Estate Investing – MSREF
1585 Broadway
New York, NY 10036
Telecopier No. (212) 507-4571
Attention: Michael Franco
     with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: (617) 523-1231
Attention: Gilbert G. Menna, Esq.
     (b) if to the Company, to:
CNL Hotels & Resorts, Inc.
420 South Orange Avenue, Suite 700
Orlando, FL 32801-3313
Attn: Greerson McMullen
Facsimile: (407) 540-2702
     with a copy to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn: Thomas A. Cole and Brian J. Fahrney
Facsimile: (312) 853-7036
     (c) if to Arizona, to:
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100

Dallas, TX 75254
Fax Line: 972-490-9605
Attn: David A. Brooks,
          Chief Legal Officer/Head of Transactions
     with a copy to:
Michael E. Dillard, P.C.
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, Suite 4400
Houston, TX 77002-5200
Fax: 713-236-0822
     Section 11.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 11.4 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Agreements, the Guaranty, the Parent Asset Purchase Agreement and the Arizona Asset Purchase Agreement, this Agreement (together with the Company Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND SUB NOR THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Parent, Sub, Missouri, Arizona and the Company hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement, except for the provisions of Section 8.9, is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.
     Section 11.5 Assignment. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that each of the Buyer Parties may assign all or any of its rights and obligations hereunder or the Parent Asset Purchase Agreement or the Arizona Asset Purchase Agreement to any of their respective Affiliates; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations
     Section 11.6 Governing Law; Venue; Waiver of Jury Trial. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Maryland state or federal court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
     Section 11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
     Section 11.8 Enforcement of this Agreement.
          (a) Except as otherwise provided in Section 11.8(b) or elsewhere in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. Except as otherwise provided in Section 11.8(b), the Company agrees that, to the extent it or its Subsidiaries have incurred losses or damages in connection with this Agreement, prior to the consummation of either of the Asset Sales, (i) the maximum aggregate liability of the Buyer Parties and the Guarantors for such losses or damages shall be limited to $300,000,000, and the sole and exclusive remedy, (ii) the maximum liability of the Guarantors, directly or indirectly, shall be limited to the respective obligations of such Guarantors under the Guaranty and (iii) in no event shall the Company or the Subsidiaries seek to recover any money damages in excess of such amount in clause (i) from the Buyer Parties or the Guarantors or any of their respective shareholders, partners, members, managers, directors, officers, agents, and Affiliates in connection therewith. Following the consummation of either of the Asset Sales, each of the Buyer Parties shall be jointly and severally liable for any losses or damages incurred by the Company or any of its Subsidiaries arising out of the breach by any of the Buyer Parties of any of their respective covenants to be performed thereafter.
          (b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the Company or in accordance with the terms hereof or were otherwise breached and that, prior to the termination of this Agreement pursuant to Section 10.1, the Buyer Parties shall be entitled to specific performance of the terms and provisions of this Agreement or an injunction to prevent any breach of this Agreement, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 11.8(a); provided, however, that the Company shall be entitled to seek specific performance to prevent any breach by the Buyer Parties of or enforce their compliance with (i) the last sentence of Section 8.4, (ii) Section 8.6 and (iii) those covenants of the Buyer Parties to be performed following the consummation of either of the Asset Sales.
     Section 11.9 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.
     Section 11.10 Interpretation; Construction.
          (a) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (b) The fact that any item of information is disclosed in the Company Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.

     Section 11.11 Amendment; Consents. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which the Company determines requires further approval by such stockholders under applicable Laws. The Buyer Parties and the Company agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to continue the status of the Company as a REIT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, any provision of this Agreement requiring the consent of any of the Buyer Parties hereunder shall be deemed to be satisfied upon receipt of a consent from Parent.
ARTICLE XII
SALE OF SPECIFIED ASSETS
     Section 12.1 Entry into Parent Asset Purchase Agreement. Concurrently with the execution of this Agreement, the Company and Parent have entered into the asset purchase agreement attached hereto as Exhibit C (the “Parent Asset Purchase Agreement”) which agreement will become effective as provided therein. On the first (1st) Business Day following the Stockholders’ Meeting and the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article IX (other than Section 9.3(e) which shall be satisfied in accordance with Section 12.3) of this Agreement (such first (1st) Business Day, the “Final Condition Satisfaction Date”; provided, that if the day following such first (1st) Business Day is not also a Business Day, the Final Condition Satisfaction Date shall be delayed until the next Business Day that is also immediately followed by a Business Day), the Parent Asset Purchase Agreement will become effective and Parent and the Company will consummate the transactions contemplated by the Parent Asset Purchase Agreement (the “Parent Asset Sale”). The obligation of the Company to consummate the Parent Asset Sale is subject to the receipt by the Company of a written letter, in form and substance, reasonably satisfactory to the Company from Parent and Sub on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 9.3 have been irrevocably satisfied or waived; and the receipt by the Buyer Parties of a written letter, in form and substance reasonably satisfactory to the Buyer Parties, from the Company on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of the Company to effect the Merger have been irrevocably satisfied or waived. The Company and the Buyer Parties agree that the consummation of the Asset Sales and the payment of the Special Dividend shall be conditions precedent to the Closing of the Merger.
     Section 12.2 Entry into Arizona Asset Purchase Agreement. Concurrently with the execution of this Agreement, the Company and Arizona have entered into the asset purchase agreement attached hereto as Exhibit D (the “Arizona Asset Purchase Agreement”) which agreement will become effective as provided therein. On the first Final Condition Satisfaction Date, the Arizona Asset Purchase Agreement will become effective and Arizona and the Company will consummate the transactions contemplated by the Arizona Asset Purchase Agreement (the “Arizona Asset Sale”). The obligation of the Company to consummate the Arizona Asset Sale is subject to the receipt by the Company of a written letter, in form and substance, reasonably satisfactory to the Company from Parent and Sub on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of Parent and Sub to effect the Merger set forth in Section 9.3 have been irrevocably satisfied or waived; and the receipt by Arizona, Parent and Sub of a written letter, in form and substance reasonably satisfactory to Arizona, Parent and Sub, from the Company on the Final Condition Satisfaction Date that confirms that the conditions to the obligations of the Company to effect the Merger have been irrevocably satisfied or waived.
     Section 12.3 Declaration of Special Dividend. Immediately following, and subject to, the consummation of the Asset Sales, the Company shall cause the Board to authorize, and the Company shall declare, a dividend payable to the holders of record of Company Common Shares at the close of business on the Final Condition Satisfaction Date (the “Special Dividend”). The amount of the Special Dividend per Company Common Share shall be equal to the quotient that results from dividing an amount, as reasonably determined by the Company following consultation with Parent, equal to the Company’s current and accumulated earnings and profits through and including the Effective Time (the “Special Dividend Amount”), by the aggregate number of Company Common Shares outstanding at the close of business on the Final Condition Satisfaction Date.
     Section 12.4 Payment of Special Dividend. The Special Dividend shall by payable on the close of business on the day on which the Asset Sales are consummated and prior to the Effective Time. The Per Share Merger Consideration shall be reduced by an amount equal to the Special Dividend.
     Section 12.5 Right to Structure Asset Sales as Purchase of Ownership Interests. Notwithstanding the foregoing provisions of this Article XII, Parent and Arizona each shall have the right to structure all or a portion of the Asset Sales as a purchase of ownership interests in Subsidiaries of the Company that own Company Properties that are the subject of the Asset Sales in order to minimize Transfer Taxes and other transaction costs or to insulate them from liabilities of the general partner of any Subsidiary, so long as such revised structure has no adverse impact on the Company or its stockholders and does not, and would not reasonably be expected to, delay the Closing. The Company shall reasonably cooperate in connection with any such restructuring of the Asset Sales.

     IN WITNESS WHEREOF, Parent, Sub, Missouri, Arizona and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MS RESORT HOLDINGS LLC
By:	/s/ Michael Quinn
	Name:	Michael Quinn
	Title:	Vice President

MS RESORT ACQUISITION LLC
By:	/s/ Michael Quinn
	Name:	Michael Quinn
	Title:	Vice President

MS RESORT PURCHASER LLC
By:	/s/ Michael Quinn
	Name:	Michael Quinn
	Title:	Vice President

ASHFORD SAPPHIRE ACQUISITION LLC
By:	/s/ David A. Brooks
	Name:	David A. Brooks
	Title:	Vice President

CNL HOTELS & RESORTS, INC.
By:	/s/ Greerson McMullen
	Name:	Greerson G. McMullen
	Title:	Executive Vice President

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